Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

among

RIBBON COMMUNICATIONS INC.,

RIBBON COMMUNICATIONS OPERATING COMPANY, INC.,

RIBBON COMMUNICATIONS INTERNATIONAL LIMITED

and

AMERICAN VIRTUAL CLOUD TECHNOLOGIES, INC.

dated as of August 5, 2020

EXHIBITS:

Exhibit A	-	Example Net Working Capital Statement
Exhibit B	-	Bill of Sale
Exhibit C	-	Assignment and Assumption Agreement
Exhibit D	-	Terms of Sublease Agreement
Exhibit E	-	Intellectual Property Assignment Agreements
Exhibit F-1	-	Seller Patent License Agreement
Exhibit F-2		Buyer Patent License Agreement
Exhibit G	-	Seller Software License Agreement
Exhibit H	-	Buyer Software License Agreement
Exhibit I	-	Transition Services Agreement
Exhibit J	-	Investor Rights Agreement
Exhibit K	-	Voting Agreement

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of August 5, 2020, is entered into by and among Ribbon Communications Inc., a Delaware corporation (“Parent”), Ribbon Communications Operating Company, Inc., a Delaware corporation (“RCOCI”), Ribbon Communications International Limited, an Ireland company (“RCIL”, and together with RCOCI, each a “Seller” and collectively the “Sellers”), and American Virtual Cloud Technologies, Inc., a Delaware corporation (“Buyer”). Sellers and Buyer are sometimes hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Sellers and certain of their Affiliates, including Kandy Communications LLC (the “Purchased Subsidiary”), a wholly-owned Subsidiary of RCOCI, are engaged in the business of providing cloud-based enterprise services of UCaaS, CPaaS and CCaaS as conducted by Sellers and their respective Affiliates, not including the sale of products or services to Third Parties to enable them to engage in such business; provided that session border controllers hosted and sold as a service are not UCaaS, CPaaS or CCaaS (the “Business”);

WHEREAS, Sellers and their respective Affiliates wish to sell the Business by selling the Purchased Interests (as defined below) and the Transferred Assets (as defined below) and assigning the Assumed Liabilities (as defined below) to Buyer, and Buyer wishes to purchase the Purchased Interests and the Transferred Assets and assume the Assumed Liabilities from Sellers and certain of their respective Affiliates, subject to the terms and conditions set forth herein; and

WHEREAS, as a material inducement and condition to Sellers entering into this Agreement, certain stockholders of Buyer are entering into a voting and support agreement with Sellers simultaneously with the execution of this Agreement, substantially in the form attached hereto as Exhibit K (the “Voting Agreement”), pursuant to which, among other things, such stockholders of Buyer have agreed, upon the terms and subject to the conditions set forth therein, to vote in favor of the issuance of the Issued Shares to Parent pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“2020 Bonus Plan” has the meaning set forth in Section 6.01(g).

“Accounting Firm” has the meaning set forth in Section 2.07(d).

“Acquisition Proposal” has the meaning set forth in Section 6.08(b).

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, in each case from time to time; provided, with respect to Parent and Sellers, in no event shall J.P. Morgan Securities PLC or Swarth Group Inc. be deemed Affiliates of Parent or Sellers. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” has the meaning set forth in the preamble.

“Allocation Notice of Objection” has the meaning set forth in Section 2.07(a).

“Allocation Schedule” has the meaning set forth in Section 2.07(a).

“Ancillary Agreements” means (i) the Bill of Sale, (ii) the Assignment and Assumption Agreement, (iii) the Sublease Agreement, (iv) the Intellectual Property Assignment Agreements, (v) the License Agreements, (vi) the Transition Services Agreement, and (vii) Investor Rights Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.04.

“Balance Sheet” has the meaning set forth in Section 4.04(a).

“Benefit Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject thereto), and each other employee benefit or compensatory plan, program, contract, policy, practice, agreement or arrangement, whether or not in writing and whether or not funded, in each case, sponsored or maintained, and/or contributed to by Sellers or their respective Affiliates (as determined immediately prior to the date of this Agreement) and which (i) provides compensation and/or benefits to any Business Employee, including any employment, consulting, retirement, severance, termination or change in control agreements, and any plans or agreements providing for deferred compensation, equity-based incentives, bonuses, supplemental retirement, profit sharing, medical, welfare, vacation or material fringe benefits or other material employee benefits or remuneration of any kind, or (ii) Buyer or any of its Affiliates could have any Liabilities under due to its status as an ERISA Affiliate of any Seller or any of its Affiliates, but excluding (a) any plan, program, agreement or arrangement required by applicable Law or regulation (e.g., government mandated severance plans) and (b) any Multiemployer Plan.

“Benefits Continuation Period” has the meaning set forth in Section 6.01(b).

“Bonus Adjustment Amount” has the meaning set forth in Section 6.01(g).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Business Audit” has the meaning set forth in Section 6.16.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York and in Texas. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Business Dispute” has the meaning set forth in Section 10.13.

“Business Employees” means those Persons employed by Sellers or their respective Subsidiaries who work for the Business and are identified on Schedule 1.01(a) (as may be updated from time to time by Sellers prior to the Closing, subject to Section 6.02).

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.01(h).

“Buyer Board” has the meaning set forth in Section 5.09.

“Buyer Board Recommendation” has the meaning set forth in Section 5.02(b).

“Buyer’s Cafeteria Plan” has the meaning set forth in Section 6.01(i).

“Buyer Disclosure Schedules” means the disclosure schedules to the Agreement delivered by Buyer to Sellers.

“Buyer Financial Statements” has the meaning set forth in Section 5.08(b).

“Buyer Fundamental Representations” means the representations and warranties in Sections 5.01 (Organization), 5.02 (Authority of Buyer), 5.04 (Brokers) and 5.06 (Capitalization of Buyer).

“Buyer Indemnitees” has the meaning set forth in Section 8.02(a).

“Buyer Material Adverse Effect” means an event, development, circumstance, change or effect that has, individually or in the aggregate, a materially adverse effect on (a) the assets, Liabilities, results of operations or financial condition of the business of Buyer, taken as a whole or (b) the ability of Buyer to timely consummate the transactions contemplated by this Agreement; provided, however, that “Buyer Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) conditions generally affecting the industries in which the Buyer’s business operates; (iii) national or international political or social conditions, including the engagement by the United States in hostilities or conditions caused by acts of terrorism or war (whether or not declared), or the escalation of any of the foregoing, or any act of God or national or international calamity (including any epidemics, pandemics, COVID-19 and the COVID-19 Measures); (iv) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, mudslides, wildfires, weather conditions and other natural disasters; (v) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (vi) changes in any acceptable accounting standards applicable to the Buyer’s business interpretations thereof; (vii) any failure, in and of itself, by the Buyer’s business to meet any internal projections or forecasts, or estimates of revenue or earnings for any period; (viii) changes in Laws or other binding directives issued by any Governmental Authority, or the interpretation or enforcement thereof; or (ix) the negotiation, entry into, announcement, pendency or performance of this Agreement, the taking of any action contemplated or permitted by this Agreement and the Ancillary Agreements contemplated hereby or the taking of any action (or omission to take any action) with Sellers’ consent or at the request of Sellers, or the identity of Sellers or their respective Affiliates, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, licensors, licensees, joint venture partners or employees; provided, further, that, with respect to clauses (i) through (iv) such event, development, circumstance, change or effect will be taken into account in determining whether a Buyer Material Adverse Effect has occurred or is occurring only to the extent it disproportionately adversely affects Buyer’s business (taken as a whole) compared to other participants in the industries in which Buyer’s business operates.

“Buyer Plan” has the meaning set forth in Section 6.01(c).

“Buyer Pro-Forma Financial Statements” has the meaning set forth in Section 5.08(b).

“Buyer Pro Forma Total Enterprise Value” means, as of any date of determination, an amount equal to (i) the product of (A) the VWAP of Buyer Common Stock multiplied by (B) the aggregate number of shares of Common Stock that will be issued and outstanding immediately after the Equity Offering, plus (ii) the aggregate amount of any Indebtedness of Buyer and its Subsidiaries immediately after the Equity Offering less (iii) the aggregate amount of cash of Buyer and its Subsidiaries immediately after the Equity Offering, determined in accordance with GAAP.

“Buyer SEC Documents” has the meaning set forth in Section 5.08(a).

“Buyer Securities” has the meaning set forth in Section 5.06(b).

“Buyer Stockholder Meeting” has the meaning set forth in Section 6.23.

“Buyer Stock Price” as of any date of determination, means the greater of (i) VWAP of Buyer Closing Common Stock and (ii) VWAP of Buyer Common Stock.

“Buyer Surviving Representations” has the meaning set forth in Section 8.01(b).

“CCaaS” (also known as Contact Center as a Service) means a cloud-based customer experience solution that allows companies to utilize a contact center provider’s software.

“Claim” or “Claims” means any pending or threatened claim, cause of action, demand, litigation, action, suit, arbitration, or other Proceeding, or right in action, whether known or unknown, that may be alleged or brought by any Person, Governmental Authority or any administrative, arbitration, or governmental proceeding, investigation or inquiry.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Stock” means the shares of common stock, $0.0001 par value, of Buyer.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 5, 2020, between Buyer and Parent.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding, but excluding any Benefit Plan.

“Contract Objection” has the meaning set forth in Section 6.11.

“Counsel Communications” has the meaning set forth in Section 10.13.

“Covered Taxes” has the meaning set forth in Section 6.05(b).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“CPaaS” (also known as Communications Platform as a Service) means a cloud-based platform that enables developers to add real-time communications features to their own applications without needing to build backend infrastructure and interfaces.

“Critical IP License” has the meaning set forth in Section 4.09(j).

“Current Assets” means, as of any particular time, without duplication, the sum of the amounts outstanding as of such time for each of the current assets included in the line items set forth under the heading “Current Assets” in the Example Net Working Capital Statement for Sellers and their respective Affiliates in respect of the Business, as determined in accordance with GAAP applied consistently with the principles used in the preparation of the Unaudited Financial Statements and the Example Net Working Capital Statement; provided, that Current Assets, as reflected on the Example Net Working Capital Statement, shall not include Tax assets of Sellers in respect of the Business.

“Current Liabilities” means, as of any particular time, without duplication, the sum of the amounts outstanding as of such time for each of the current liabilities included in the line items set forth under the heading “Current Liabilities” in the Example Net Working Capital Statement for Sellers and their respective Affiliates in respect of the Business, as determined in accordance with GAAP applied consistently with the principles used in the preparation of the Unaudited Financial Statements and the Example Net Working Capital Statement; provided, that Current Liabilities, as reflected on the Example Net Working Capital Statement, shall not include any accrued but unpaid bonuses under the 2020 Bonus Plan (all of which will be solely addressed through the payments contemplated by Section 6.01(g)) and Tax liabilities of Sellers and their respective Affiliates in respect of the Business.

“Cutoff Date” has the meaning set forth in Section 8.01(a).

“Deductible” has the meaning set forth in Section 8.04(b).

“Designated Person” has the meaning set forth in Section 10.13.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Seller Disclosure Schedules delivered by Sellers and the Buyer Disclosure Schedules delivered by Buyer, in each case, concurrently with the execution and delivery of this Agreement. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable Schedule or cross-referenced in such other applicable section or unless the applicability of such exception to another Schedule is reasonably apparent on its face.

“Domain Names” has the meaning set forth in Section 4.09(c).

“Encumbrance” means any security interest, pledge, lien, license, mortgage, charge, covenant not to sue, purchase option, hypothecation, easement, title defect or other encumbrance of any kind, whether voluntary or imposed by applicable Law, and any agreement to give any of the foregoing.

“Equity Offering” has the meaning set forth in Section 6.15(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Bonus Amount Shares” means a number of shares of Common Stock equal to (i) the Estimated Transferred Employee Bonus Amount, divided by, (ii) the VWAP of Buyer Closing Common Stock (rounded down to the nearest whole number).

“Estimated Transferred Employee Bonus Amount” has the meaning set forth in Section 6.01(g).

“Example Net Working Capital Statement” means the example statement setting forth the calculation of Net Working Capital as of June 30, 2020 attached as Exhibit A hereto.

“Excess Amount” has the meaning set forth in Section 2.07(f)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.03.

“Excluded Liabilities” has the meaning set forth in Section 2.05.

“Excluded Post-Signing Contract” has the meaning set forth in Section 6.11.

“Final NWC Statement” has the meaning set forth in Section 2.07(d).

“Final Transferred Employee Bonus Amount” has the meaning set forth in Section 6.01(g).

“Financial Statements” has the meaning set forth in Section 4.04(a).

“Fraud” means, as finally determined by an appropriate court of competent jurisdiction, the actual and knowing common law fraud by a Party to this Agreement with respect to the making of a representation or warranty by such Party set forth in this Agreement, with the specific intent to deceive and mislead the other Party, that was material to the claiming Party’s decision to enter into this Agreement and upon which the claiming Party justifiably relied. For the avoidance of doubt, “Fraud” shall only include actual and knowing fraud and shall not include equitable fraud, promissory fraud, unfair dealings fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories.

“GAAP” means generally accepted accounting principles, in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, with respect to any Person at any specified time, any of the following Liabilities (whether or not contingent and including, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations in each case that have been drawn down, and solely to the extent of such draw; (c) for capitalized leases (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property or equipment; (d) pursuant to securitization or factoring programs or arrangements; (e) net cash payment obligations of such Person under swaps, options, forward sales contracts, derivatives and other hedging contracts, financial instruments or arrangements that may be payable upon termination or expiration thereof; and (f) pursuant to guarantees of any obligation or undertaking of any other Person contemplated by the foregoing clauses (a) through (e) of this definition.

“Indemnification Claim” means the amount of any Losses with respect to any Claim for which indemnification is available under this Agreement.

“Indemnification Payment Amount” has the meaning set forth in Section 8.10(a).

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Intellectual Property” means all of the following, anywhere in the world: Patents, Marks, Trade Secrets, copyrights (including in Software), and all intellectual property rights in confidential information, data, databases, technical drawings and designs, and all other intellectual property rights (whether subject to registration or not) and all registrations and applications therefor and all renewals, extensions, restorations and reversions thereof.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements exclusively related to the Business, by or through which other Persons grant Sellers or Sellers grant any other Persons any exclusive or non-exclusive rights under any Intellectual Property owned or held by the grantor.

“Intellectual Property Assignment Agreements” has the meaning set forth in Section 3.02(a)(iv).

“Interim Financial Statements” has the meaning set forth in Section 4.04(a).

“Interim Statement of Assets and Liabilities” has the meaning set forth in Section 4.04(a).

“Interim Statement of Assets and Liabilities Date” has the meaning set forth in Section 4.04(a).

“Investor Rights Agreement” has the meaning set forth in Section 3.02(a)(vii).

“Issued Shares” has the meaning set forth in Section 2.06.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.08(b).

“Leases” has the meaning set forth in Section 4.08(b).

“Liabilities” means all liabilities, risks, commitments and obligations of whatever kind and nature, primary or secondary, direct or indirect, asserted or unasserted, absolute or contingent, known or unknown, whether or not accrued.

“LIBOR” means the average quoted by the Wall Street Journal on the date the Termination Fee was required to be paid in accordance with Section 9.03 for deposits in U.S. dollars offered in the London interbank market for three months determined at approximately 11:00 a.m. London time; provided that if LIBOR determined as provided above would be less than 0%, then LIBOR shall be deemed to be 0%.

“License Agreements” has the meaning set forth in Section 3.02(a)(v).

“Losses” means any loss, claim, damage, expense (including reasonable legal fees and expenses or other professional fees and expenses), court cost, amount paid in settlement, other expense associated with enforcing any right hereunder, and expense for investigation and remediation expense; provided, however, that “Loss” shall not include any punitive, indirect, consequential, special, incidental damages or lost or anticipated profits or revenues (except to the extent awarded to a Third Party in a Third Party Claim).

“Marks” means trademarks, service marks, trade names, trade dress, business and corporate names, logos, trade styles, brand names, product names, domain names, slogans and any other source identifiers of any kind or nature, including any common law rights therein, and any applications (including intent to use applications), registrations and renewals for any of the foregoing and the goodwill associated with the foregoing.

“Material Adverse Effect” means an event, development, circumstance, change or effect that has, individually or in the aggregate, a materially adverse effect on (a) the Transferred Assets, the Purchased Subsidiary, Assumed Liabilities, results of operations or financial condition of the Business, taken as a whole or (b) the ability of Sellers to timely consummate the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) conditions generally affecting the industries in which the Business operates; (iii) national or international political or social conditions, including the engagement by the United States in hostilities or conditions caused by acts of terrorism or war (whether or not declared), or the escalation of any of the foregoing, or any act of God or national or international calamity (including any epidemics, pandemics, COVID-19 and the COVID-19 Measures); (iv) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, mudslides, wildfires, weather conditions and other natural disasters; (v) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (vi) changes in any acceptable accounting standards applicable to the Business interpretations thereof; (vii) any failure, in and of itself, by the Business to meet any internal projections or forecasts, or estimates of revenue or earnings for any period; (viii) changes in Laws or other binding directives issued by any Governmental Authority, or the interpretation or enforcement thereof; or (ix) the negotiation, entry into, announcement, pendency or performance of this Agreement, the taking of any action contemplated or permitted by this Agreement and the Ancillary Agreements contemplated hereby or the taking of any action (or omission to take any action) with Buyer’s consent or at the request of Buyer, or the identity or business plans of Buyer or its Affiliates, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, licensors, licensees, joint venture partners or employees; provided, further, that, with respect to clauses (i) through (iv) such event, development, circumstance, change or effect will be taken into account in determining whether a Material Adverse Effect has occurred or is occurring only to the extent it disproportionately adversely affects the Business (taken as a whole) compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.06(a).

“Material Customers” has the meaning set forth in Section 4.18(a).

“Material Suppliers” has the meaning set forth in Section 4.18(b).

“Multiemployer Plan” means a multi-employer plan within the meaning of Section 3(37) of ERISA.

“Nasdaq” means The Nasdaq Capital Market.

“Net Working Capital” means an amount equal to Current Assets minus Current Liabilities of Sellers in respect of the Business as of 12:01 a.m. Eastern Time on the Closing Date.

“Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.07(f).

“Non Assignable Asset” has the meaning set forth in Section 6.12(c).

“Notice of No Objections” has the meaning set forth in Section 2.07(c)(ii).

“Notice of Objections” has the meaning set forth in Section 2.07(c)(i).

“NWC Statement” has the meaning set forth in Section 2.07(a).

“Object Code” means computer programs and/or data which can be interpreted and acted upon by a hardware platform/operating system without the need for any external modification.

“Ordinary Course of Business” means, with respect to Sellers, the ordinary course of business of Sellers in respect of the Business consistent with past practice, and with respect to Buyer, the ordinary course of business of Buyer in respect of the respective businesses of Buyer and its Subsidiaries consistent with past practice.

“Owned Intellectual Property” means all Intellectual Property, including Registered Intellectual Property, that is owned by a Seller and exclusively used in connection with the conduct of the Business as currently conducted.

“Parent” has the meaning set forth in the preamble.

“Party”/“Parties” have the meanings set forth in the preamble.

“Patents” means patents, utility models, design patents and registered designs.

“Permits” means permit, license, registration, certificate, approval, franchise, variance and similar authorizations in respect of the Transferred Assets or the Purchased Subsidiary and issued by or obtained from any Governmental Authority.

“Permitted Encumbrances” means, as applicable, (a) Encumbrances (i) specifically reflected or specifically reserved against or otherwise disclosed in the Financial Statements, or (ii) incurred in the Ordinary Course of Business since June 30, 2020; (b) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; (e) Encumbrances which do not, individually or in the aggregate, materially impair the value of the applicable Transferred Assets or the Purchased Subsidiary or the continued use and operation of the applicable Transferred Assets or the Purchased Subsidiary, respectively, to which they relate in the conduct of the applicable Business as presently conducted or as anticipated to be conducted, (f) non-exclusive licenses of Intellectual Property granted to Sellers’ customers or end users in the Ordinary Course of Business, and (g) Encumbrances set forth in Schedule 1.01(b).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information that identifies or could reasonably be used to identify an individual, browser or device that identifies a specific person and any other personally identifying information that is subject to any applicable Laws.

“Post Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Post-Signing Contract” has the meaning set forth in Section 4.06(b).

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Warranty Claims” has the meaning set forth in Section 6.28.

“Preferred Stock” means the shares of preferred stock, $0.001 par value, of Buyer.

“Prior Counsel” has the meaning set forth in Section 10.13.

“Proceeding” means any action, suit, claim, assessment, hearing, proceeding, arbitration, investigation, audit, inquiry, or mediation by or before any Governmental Authority or other Person (other than office actions and similar notices or proceedings in connection with the prosecution of applications for registration or issuance of Intellectual Property).

“Proxy Statement” has the meaning set forth in Section 6.22(a).

“Purchase Price” has the meaning set forth in Section 2.06.

“Purchased Interests” means all of the outstanding membership interests of Kandy Communications LLC.

“Purchased Subsidiary” has the meaning set forth in the recitals.

“Qualified Benefit Plan” has the meaning set forth in Section 4.14(b).

“RCIL” has the meaning set forth in the preamble.

“RCOCI” has the meaning set forth in the preamble.

“Records” means books of account, ledgers, general, financial and accounting records, files, invoices, customer and supplier lists, other distribution lists, customer billing and credit records, sales and promotional literature, manuals and marketing studies, communications, accounting, sales and business files and records, property records, Tax records, product records, records related to licenses, records, files and documents with regard to the preparation, filing, prosecution, granting, maintenance and defense of Registered Intellectual Property, and other files and records, in each case, whether maintained in electronic or physical form, as applicable.

“Registered Intellectual Property” means all registrations and applications for Patents, Marks and copyrights that have been filed with any Governmental Authority anywhere in the world, including the United States Patent and Trademark Office and the United States Copyright Office.

“Regulatory Filing” has the meaning set forth in Section 6.12(d).

“Remaining Business” means all businesses of Sellers, Parent or any of their respective Affiliates other than the Business.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, representatives and other agents of such Person.

“Requisite Buyer Stockholder Approval” means the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at a meeting of Buyer’s stockholders and entitled to vote thereon in favor of issuing the Issued Shares.

“Restricted Business” means any business which competes with the Business.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Review Period” has the meaning set forth in Section 2.07(b)(i).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Schedules” means the disclosure schedules to the Agreement delivered by Sellers to Buyer.

“Sellers’ 401(k) Plan” has the meaning set forth in Section 6.01(h).

“Sellers’ Cafeteria Plan” has the meaning set forth in Section 6.01(i).

“Seller Fundamental Representation” means the representations and warranties in Sections 4.01(a) and (b) (Organization and Qualification), 4.01(d) (Capitalization of Purchased Subsidiary), 4.02 (Authority of Sellers), and 4.20 (Brokers).

“Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge, after due inquiry, of those persons listed on Schedule 1.01(c).

“Seller Marks” means all Marks, including those that incorporate the terms “Ribbon,” “Ribbon Communications,” “GENBAND” or “Sonus”, or associated logos, either alone or in combination with other words and all marks, trade dress, logos, domain names and other source identifiers confusingly similar to or embodying any of the foregoing, either alone or in combination with other words, together with all translations, localizations, adaptations, derivations and combinations thereof, in each case, that are not included in the Transferred Assets.

“Seller Surviving Representations” has the meaning set forth in Section 8.01(a).

“Senior Secured Credit Agreement” means that certain Credit Agreement, dated as of March 3, 2020, by and among Parent (as guarantor), RCOCI (as borrower), the financial institutions from time to time party thereto, and Citizens Bank, N.A. (as administrative agent).

“Shared Contract” means (a) the Contracts set forth on Schedule 1.01(d), (b) any Contract mutually agreed to by the Parties to be a Shared Contract pursuant to Section 6.13(a) and (c) any Contract identified by Buyer and Sellers pursuant to Section 6.13(a) that is entered into by a Seller with a Third Party to obtain goods or services that relates both to the Business (or the Transferred Assets) and the other business of Sellers or its Affiliates (or to the Excluded Assets).

“Shortfall Amount” has the meaning set forth in Section 2.07(f)(ii).

“Software” means software, whether in Object Code or Source Code format.

“Sold Shares” has the meaning set forth in Section 6.15.

“Source Code” means computer programs and/or data in human-readable form from which the Object Code of the Software was created, on suitable media in such form that it can be translated or interpreted into that Object Code together with all technical information and documentation necessary for the use, reproduction, modification, maintenance and enhancement of those programs and data.

“Straddle Period” has the meaning set forth in Section 6.05(b).

“Subleased Property” means that real property located at 500 Paladium Drive, Suite 2100, Ottawa, Ontario, K2V 1C2, Canada.

“Subsidiary” of any Person, means any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Survival Period” has the meaning set forth in Section 8.01(c).

“Tangible Personal Property” has the meaning set forth in Section 2.02(d).

“Taxes” means all federal, state, provincial, local, foreign and other income, gross receipts, sales, goods and services tax, harmonized sales tax, value added tax, land transfer, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, social security, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges in each case in the nature of a tax imposed by a Governmental Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Matter” has the meaning set forth in Section 6.05(f).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all tangible items constituting, disclosing or embodying any Intellectual Property, including Software and all versions thereof and all other technology from which such items were or are derived, including (i) works of authorship (including Software, firmware and middleware in Source Code and Object Code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (ii) inventions and designs; (iii) databases, data compilations and collections, and customer and technical data, (iv) methods and processes; and (v) devices, prototypes, specifications and schematics.

“Termination Date” has the meaning set forth in Section 9.01(a).

“Termination Fee” has the meaning set forth in Section 9.03.

“Territory” means worldwide.

“Third Party” means, with respect to any specified Person, any other Person who is not an Affiliate of such specified Person (other than any Governmental Authority).

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Trade Secrets” means confidential or proprietary trade secrets meeting the definition of a trade secret under the Uniform Trade Secrets Act or other similar legislation or common laws governing protection of trade secrets or confidential information anywhere in the world, including information, know-how, data and databases.

“Transfer Taxes” means all transfer, documentary, sales, use, real property transfer, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including, as to any such Taxes, fees, or charges, any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“Transferred Assets” has the meaning set forth in Section 2.02.

“Transferred Contract” means (i) any Contract that relates exclusively to the Business, (ii) any Contract set forth on Schedule 1.01(e), and (iii) that portion of any Shared Contracts that is identified by Buyer and Sellers as reasonably necessary for Buyer to continue operation of the Business upon termination of any service provided under the Transition Services Agreement.

“Transferred Employee” means any Business Employee who accepts Buyer’s offer of employment or UK Business Employee who transfers to Buyer or an Affiliate of Buyer pursuant to TUPE.

“Transferred Employee Bonus Amount” has the meaning set forth in Section 6.01(g).

“Transferred Intellectual Property” means (a) all Owned Intellectual Property, (b) all Intellectual Property Licenses, and (c) all Technology owned by or licensed to Sellers that is exclusively used in connection with the conduct of the Business as currently conducted (the foregoing constituting the “Transferred Technology”).

“Transferred Patents” has the meaning set forth in Section 2.02(c).

“Transferred Records” means all Records in the possession and control of Sellers, to the extent a transfer is permitted by Law, to the extent (and solely to the extent) that they relate exclusively to (i) the Transferred Assets, (ii) the Purchased Subsidiary, (iii) the Assumed Liabilities or (iv) the Business (but excluding Records not reasonably separable from documents or reports that do not relate to the Business); provided, however, that if any Records contain any information of Sellers or any of their respective Affiliates not related to the Business or not related to the employment of the Transferred Employees, Sellers may elect to redact those portions of such Records to the extent pertaining to such other information or, in Sellers’ sole discretion, Sellers may deliver unredacted copies of such Records containing information not related to the Business or not related to the employment of the Transferred Employees but such information shall be subject to the confidentiality provisions of this Agreement, shall remain the property of Sellers, and Buyer shall have no rights with respect to such information; provided, further, that Transferred Records shall not include any Tax Return or other Tax records, other than those (or portions thereof) Tax Returns that do not relate to income Taxes and that relate exclusively to the Business, the Transferred Assets, the Purchased Subsidiary or the Assumed Liabilities.

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(vi).

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 of the United Kingdom.

“UCaaS” (also known as Unified communications as a Service) means a cloud delivery model that offers a variety of communication and collaboration applications and services.

“UK Business Employee” means a Business Employee who works predominantly in the United Kingdom.

“Unaudited Financial Statements” has the meaning set forth in Section 4.04(a).

“Voting Agreement” has the meaning set forth in the recitals.

“VWAP of Buyer Common Stock” means the volume weighted average price of Common Stock for the ten (10) trading days immediately prior to a date of determination, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to such date of determination, as reported by Bloomberg.

“VWAP of Buyer Closing Common Stock” means the volume weighted average price of Common Stock for the ten (10) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or similar state or local Law.

ARTICLE II

PURCHASE AND SALE

Section 2.01.      Purchase and Sale of the Purchased Interests. Subject to the terms and conditions set forth herein, at the Closing, RCOCI shall sell to Buyer and Buyer shall purchase from RCOCI, all of the Purchased Interests, free and clear of all Encumbrances other than restrictions on transfer arising under applicable securities Laws.

Section 2.02.      Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall, or shall cause their respective Subsidiaries to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers or their respective Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances, all of Sellers’ or their respective Subsidiaries, as applicable, right, title and interest in, to and under the following assets, properties and rights of Sellers or the respective Subsidiaries (provided, that any Transferred Assets that are owned by the Purchased Subsidiary shall not be separately sold, but rather shall transfer to Buyer indirectly via the sale of the Purchased Interests), as applicable, to the extent that such assets, properties and rights exist as of the Closing Date (collectively, the “Transferred Assets”):

(a)               the Current Assets as of 12:01 a.m. Eastern Time on the Closing Date;

(b)               all Transferred Contracts;

(c)               all Transferred Intellectual Property, including the patents set forth on Schedule 2.02(c) (the “Transferred Patents”);

(d)               all furniture, fixtures, equipment and supplies either located at the Subleased Property or offsite for purposes of remote working practices by the Business Employees and in each case primarily related to the Business and owned by Sellers, including, such furniture, fixtures, equipment, supplies and other tangible personal property listed on Schedule 2.02(d) (collectively, the “Tangible Personal Property”);

(e)               all purchase orders or other commitments exclusively related to the Business that remain unfulfilled as of the Closing, other than as expressly included in the Excluded Assets;

(f)                to the extent transferable under applicable Law, all Permits (and all applications therefor) used exclusively in, or obtained exclusively for, the operation of the Business;

(g)               to the extent transferrable under applicable Law, in whole or in part, all rights to all causes of action, Proceedings, judgments or defenses against third parties and demands of any nature arising on or after the Closing Date, whether arising by way of counterclaim or otherwise, in each case to the extent (and only to the extent) exclusively related to the Business, any Transferred Asset or Assumed Liability, except for claims or refunds for any Taxes that constitute Assumed Liabilities;

(h)               all rights, claims and credits (including all guaranties, warranties, indemnities and similar rights) of Sellers or any of their respective controlled Affiliates to the extent (and only to the extent) related exclusively to the Business, any Transferred Asset or Assumed Liability;

(i)                 the Transferred Records;

(j)                 all personnel Records to the extent (and only to the extent) pertaining exclusively to the Transferred Employees, to the extent permitted by applicable Law (provided that Sellers shall be permitted to keep a copy of all such personnel Records); and

(k)               all goodwill of Sellers associated with, or attributable to, the Business, and the going concern value of the Business.

Section 2.03.      Excluded Assets. Other than the Transferred Assets subject to Section 2.02, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Sellers and/or their respective Subsidiaries are not selling or assigning, any other assets or properties of Sellers or their respective Subsidiaries, and all such other assets and properties shall be excluded from the Transferred Assets (the “Excluded Assets”). For the avoidance of doubt, notwithstanding anything in Section 2.02, Excluded Assets shall include (and the Transferred Assets shall exclude) the following assets and properties of Sellers and their respective Subsidiaries:

(a)               all cash and cash equivalents (including other investment assets), bank accounts and securities of Sellers or their respective Affiliates;

(b)               other than the Transferred Contracts, all Contracts to which any Seller or its Affiliates is a party, including all employment agreements of Business Employees;

(c)               other than the Transferred Intellectual Property, all other Intellectual Property owned or held for use by any Seller or its Affiliates and its and their Third Party licensors;

(d)               the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers or their Affiliates (other than the Purchased Subsidiary), all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees (to the extent the transfer thereof is permitted by applicable Law), and any other books and records which a Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(e)               all insurance policies and insurance contracts insuring the Business or the Transferred Assets that are arranged or maintained by Sellers or any of their respective Affiliates, including any prepaid insurance premiums or insurance recoveries thereunder and the right to assert claims with respect to any such insurance recoveries, whether arising before or after Closing;

(f)                all rights, claims and credits (including all guarantees, warranties, indemnities and similar rights) of Sellers or any of their respective Affiliates to the extent relating to any Excluded Asset or any Excluded Liability, including any and all such rights, claims and credits arising under insurance policies in favor of Sellers and their respective Affiliates relating to any Excluded Asset or any Excluded Liability;

(g)               all claims of any Seller or any of its Affiliates under any Contract in respect of breaches by any party to such Contract (other than such Seller and its Affiliates) to the extent such breaches occurred prior to the Closing;

(h)               any Counsel Communications;

(i)                 all Benefit Plans and trusts or other assets attributable thereto;

(j)                 all Tax assets (including duty and Tax refunds, Tax prepayments, Tax books and records and Tax Returns) of a Seller or any of its Affiliates (including for this purpose any refunds of Taxes for which any Seller or any of its Affiliates is responsible under the terms of this Agreement);

(k)               all rights of Sellers and their respective Affiliates under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement (including the Ancillary Agreements);

(l)                 the assets, properties and rights specifically set forth on Schedule 2.03(l); and

(m)             all Leases except as set forth in the Sublease Agreement.

Section 2.04.      Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all Liabilities of each Seller or its Subsidiaries arising out of or relating to the Business or the Transferred Assets, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”) (provided that Assumed Liabilities of the Purchased Subsidiary shall not be separately assumed by Buyer, but rather shall be transferred to Buyer indirectly via the purchase of the Purchased Interests), including, the following:

(a)               Liabilities arising out of or relating to the ownership, operation or use of the Transferred Assets or the operation or conduct of the Business from and after the Closing Date solely (i) to the extent such Liabilities actually arise out of or relate to the ownership, operation or use of the Transferred Assets or the conduct of the Business on or after the Closing Date or (ii) to the extent such Liabilities are within the scope of any representation or warranty set forth in Article IV (whether or not indemnification with respect to such Liabilities would be unavailable as a result of any limitations on indemnification set forth in Article VIII);

(b)               all Current Liabilities as of 12:01 a.m. Eastern Time on the Closing Date;

(c)               all Liabilities required to be performed on or after the Closing arising under the Transferred Contracts, Permits, approval or authorization constituting part of the Transferred Assets, including any and all of Buyer’s portion of the Shared Contracts;

(d)               all Liabilities to the extent relating to Taxes attributable to or imposed on the Business or the Transferred Assets for any period (or portion thereof) beginning after the Closing Date (determined, if applicable, in accordance with Section 6.05), and all Transfer Taxes for which Buyer is responsible pursuant to Section 6.05;

(e)               all Liabilities relating to employment of, or employee benefits, compensation or other arrangements with respect to, any Transferred Employee (or any dependent or beneficiary of any Transferred Employee) arising on or after the Closing and all Liabilities expressly assumed by Buyer pursuant to Section 6.01;

(f)                the Liabilities arising under Pre-Closing Warranty Claims except to the extent set forth in Section 6.28; and

(g)               all Liabilities in respect of any Claim arising in, or relating to, the ownership, operation or conduct of the Business on or after the Closing.

Section 2.05.      Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following Liabilities of Sellers or their respective Affiliates (each, an “Excluded Liability”, and collectively, the “Excluded Liabilities”):

(a)               except for the Current Liabilities and the Assumed Liabilities, any Liabilities arising out of or relating to any Seller’s ownership or operation of the Business, the Transferred Assets or the Purchased Subsidiary prior to the Closing Date solely to the extent such Liabilities are not within the scope of any representation or warranty set forth in Article IV (whether or not indemnification with respect to such Liabilities would be available as a result of any limitations on indemnification set forth in Article VIII);

(b)               any Liabilities to the extent relating to or arising out of the Excluded Assets;

(c)               all Indebtedness (other than Indebtedness to the extent included in the calculation of Net Working Capital set forth in the Final NWC Statement);

(d)               all Taxes of Sellers and their respective Affiliates that are attributable to taxable periods (or portions thereof) ending on or prior to the Closing Date (determined, as applicable, in accordance with Section 6.05), any income Taxes of Sellers and their respective Affiliates triggered on the sale of the Transferred Assets or the Transferred Interests, and any Transfer Taxes for which Sellers are liable pursuant to Section 6.05 (but excluding, in each case, those Taxes for which Buyer is responsible pursuant to Section 6.05);

(e)               all Liabilities arising out of or relating to the employment of any Business Employee (or any dependent or beneficiary of any Business Employee) by Sellers and/or their Affiliates, to the extent arising out of events occurring solely prior to the Closing Date, including any failure by Sellers or their Affiliates to comply with its obligations under Regulation 13 of TUPE, except to the extent that any such Liabilities are expressly assumed by Buyer under Section 6.01;

(f)                any Liabilities of Sellers arising under or in connection with any Benefit Plan providing benefits to any Business Employee prior to the Closing Date;

(g)               the Liabilities arising under Pre-Closing Warranty Claims solely to the extent set forth in Section 6.28;

(h)               any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders issued by the Business’ customers to Sellers or their respective Affiliates on or before the Closing that do not constitute part of the Transferred Assets; and

(i)                 any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others (but excluding those Taxes or the costs and expenses for which Buyer is responsible pursuant to Section 6.05, Section 6.15 and Section 6.16).

Section 2.06.      Purchase Price. The purchase price to be paid by Buyer to Parent in consideration for all of Sellers’ and/or their Subsidiaries’ right, title and interest in, to and under the Transferred Assets and the Purchased Interests (the “Purchase Price”) shall be (i) the issuance of 13,000,000 shares of Common Stock (the “Issued Shares”) subject to Section 6.15, less (ii) the Estimated Bonus Amount Shares, plus (iii) the Net Working Capital Adjustment Amount, if any, as of 12:01 a.m. Eastern Time on the Closing Date (as determined by Section 2.07 below, which may be a negative number).

Section 2.07.      Purchase Price Adjustment.

(a)               Post-Closing Adjustment. Sellers shall deliver to Buyer no later than sixty (60) days after the Closing Date a closing statement (the “NWC Statement”) signed by an appropriate officer of Parent setting forth Sellers’ good faith calculation of the amount of Net Working Capital as of 12:01 a.m. Eastern Time on the Closing Date, which shall take into account, and set forth as separate line items, all provisions establishing the basis for such calculation of the Net Working Capital, in each case together with supporting documentation used by Sellers in calculating such amounts. The NWC Statement (including the calculations therein) shall be prepared in accordance with GAAP applied consistently with the principles used in the preparation of the Unaudited Financial Statements and the Example Net Working Capital Statement; provided, that Net Working Capital shall also be calculated in accordance with the definition of that term herein (and any other defined terms incorporated therein).

(b)         Reasonable Access. From and after the Closing, Sellers shall, and shall cause their Affiliates to, on reasonable prior notice to Sellers and subject to the execution of customary work paper access letters if requested by accountants of Sellers, (i) provide Buyer and its Representatives with reasonable access during normal business hours to the Records and work papers of the Business used in the preparation of the NWC Statement and (ii) cooperate with and assist Buyer and its Representatives in connection with the review of such materials, including by making available their employees, accountants and other personnel to the extent reasonably requested, in each case, solely in connection with Buyer’s review of the NWC Statement; provided, such access may be limited to the extent Sellers reasonably determine, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any of their respective employees or other Representatives.

(c)          Notice of Objection.

(i)               If Buyer has any objections to the NWC Statement, it shall deliver to Sellers a written statement (a “Notice of Objection”) setting forth in reasonable detail the particulars of such disagreement (including the specific items in the NWC Statement that are in dispute and the nature and amount of any disagreement so identified) and indicating any adjustments to the NWC Statement not later than forty-five (45) days after Buyer’s receipt of the NWC Statement (such forty-five (45)-day period, the “Review Period”). If Buyer fails to deliver a Notice of Objection within the Review Period, the NWC Statement and the amount set forth therein shall be deemed to have been accepted by Buyer and shall be deemed final and binding upon all of the Parties. If Buyer delivers a Notice of Objection to Sellers within the Review Period, Sellers and Buyer shall work in good faith to resolve Buyer’s objections within the thirty (30)-day period following the delivery of the Notice of Objection.

(ii)              If Buyer has no objections to the NWC Statement, Buyer may deliver to Sellers a written statement stating that it has no objections to the NWC Statement during the Review Period (such notice, a “Notice of No Objections”). In the case that Buyer delivers a Notice of No Objection, there shall be no Review Period and the NWC Statement delivered by Sellers shall be deemed the Final NWC Statement and shall be deemed final and binding upon all of the Parties.

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(d)          Resolution of Dispute. In the event that Sellers and Buyer are unable to resolve in writing any of Buyer’s objections in the Notice of Objection within the thirty (30)-day period (or such longer period as may be agreed by Buyer and Sellers) following the delivery of a Notice of Objection, the resolution of all unresolved items (“Disputed Items”) shall be submitted to KPMG LLP (or such other independent accounting firm of recognized national standing in the United States as may be mutually selected by Buyer and Sellers that is not otherwise engaged by the Parties or their Affiliates) (such accounting firm, the “Accounting Firm”) to resolve any remaining disagreements. Buyer and Sellers shall promptly (but in any event within ten (10) Business Days) following the formal engagement of the Accounting Firm, provide the Accounting Firm (copying the other upon submission) with a written presentation setting forth their respective calculations of and assertions regarding the Disputed Items and shall allow the Accounting Firm to conduct an independent analysis and audit of the Disputed Items using GAAP and the Example Net Working Capital Statement and taking into account the definition of that term herein (and any other defined terms incorporated therein), and based solely on the documentation submitted by, and the presentations made by, each of the Parties. The Accounting Firm shall be instructed to render its written determination with respect to such Disputed Items as soon as reasonably practicable (which the Parties agree shall not be later than thirty (30) days following the formal engagement of the Accounting Firm), and shall be within the range of dispute between Buyer and Sellers. The Parties agree that the purpose of the adjustment contemplated by this Section 2.07 is to measure the amount of Net Working Capital as of 12:01 a.m. Eastern Time on the Closing Date using GAAP applied consistently with the principles used in the preparation of the Unaudited Financial Statements and the Example Net Working Capital Statement and taking into account the definition of that term herein (and any other defined terms incorporated therein). The determination of the Accounting Firm, acting as an expert and not an arbitrator, with respect to any such disagreements shall be binding and final for purposes of this Agreement. The term “Final NWC Statement” as used in this Agreement shall mean the NWC Statement that is deemed final in accordance with Section 2.07(c) or the NWC Statement resulting from the determinations made by the Accounting Firm in accordance with this Section 2.07(d), as applicable.

(e)          Accounting Firm Fees. The Accounting Firm shall allocate its costs and expenses between Buyer and Sellers based on the percentage of the aggregate contested amount submitted to the Accounting Firm that is ultimately awarded to Buyer, on the one hand, or Sellers, on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Sellers and Sellers bear a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer.

(f)           Adjustment Payments. Within three (3) Business Days following the determination of the Final NWC Statement, Buyer or Sellers (or their respective Affiliates) shall make an additional payment in respect of the Purchase Price (if applicable) as follows (the “Net Working Capital Adjustment Amount”):

(i)               if the Net Working Capital (reflected on the Final NWC Statement) is greater than zero (the absolute value of such excess amount, the “Excess Amount”), Buyer shall pay to Sellers an amount equal to the Excess Amount by wire transfer of immediately available funds to an account designated by Sellers in writing.

(ii)              if the Net Working Capital (reflected on the Final NWC Statement) is less than negative $3,000,000 (the absolute value of such shortfall amount, the “Shortfall Amount”), Sellers shall either, in its sole discretion, (A) pay to Buyer an amount equal to the Shortfall Amount by wire transfer of immediately available funds to an account designated by Buyer in writing, or (B) surrender a number of shares of Common Stock to Buyer equal to the quotient of (1) the Shortfall Amount, divided by, (2) the Buyer Stock Price (rounded down to the nearest whole number).

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For the avoidance of doubt, if the Net Working Capital is greater than negative $3,000,000 but less than zero, then no Net Working Capital Adjustment Amount shall be payable. Any payment pursuant to this Section 2.07(f) shall be treated as an adjustment to the Purchase Price for all tax purposes. No Losses may be claimed under Article VIII or otherwise by any Indemnified Party to the extent such Liabilities are reflected in the Net Working Capital set forth in the Final NWC Statement pursuant to this Section 2.07.

Section 2.08.      Allocation of Purchase Price.

(a)               In no event later than the later of (i) ninety (90) days after the Closing Date or (ii) forty-five (45) days after the final determination of the adjustment payment contemplated by Section 2.07(f), Sellers will provide Buyer with a statement (or statements) (the “Allocation Schedule”) with Sellers’ proposed allocation of the Purchase Price (plus any other amounts, including Assumed Liabilities, to the extent properly taken into account as consideration for applicable Tax purposes) among the Transferred Assets and the assets of the Purchased Subsidiary and, if applicable, the Ancillary Agreements and any other rights transferred hereunder or thereunder in accordance with Section 1060 of the Code (and any other applicable state, local or non-U.S. Law). Buyer may, within thirty (30) days after receiving such Allocation Schedule, propose to Sellers in writing any changes to such Allocation Schedule that are consistent with applicable Law (the “Allocation Notice of Objection”), and if Buyer does not deliver such a Notice of Objection within such period, Buyer shall be deemed to have accepted such proposed Allocation Schedule and it shall become final and binding on the Parties. If Buyer delivers an Allocation Notice of Objection, then Buyer and Sellers will endeavor in good faith to resolve any differences with respect to the Allocation Schedule within thirty (30) days after Sellers’ receipt of the Allocation Notice of Objection. If Buyer and Sellers are unable to resolve such differences, each of Buyer and Sellers shall be entitled to utilize an allocation of the Purchase Price (and any other applicable amounts) that it believes appropriate.

(b)               Except as otherwise required by Law, Buyer and Sellers agree that if (and only if) they reach agreement on an allocation as contemplated by Section 2.08(a), they shall each (and shall cause their respective Affiliates to) file all income Tax Returns (including amended returns and claims for refunds) and information reports in a manner consistent with the agreed allocation; provided that nothing contained in this Section 2.08(b) shall prevent any Party (or their Affiliates) from settling, or require any of them to litigate any challenge, proposed deficiency, adjustment or other similar proceeding by any Governmental Authority with respect to the agreed allocation.

(c)               The provisions of this Section 2.08 will survive the Closing indefinitely.

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ARTICLE III

CLOSING

Section 3.01.      Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the exchange of signed documents by PDF or other electronic means on the third (3rd) Business Day following satisfaction or waiver of all of the conditions to the Closing set forth in Article VII (other than those to be satisfied at the Closing), or on such other date as is mutually agreeable to Buyer and Sellers. The day of Closing shall be referred to as the “Closing Date”. Except as otherwise provided herein, at the Closing, all transactions contemplated by this Agreement shall take place contemporaneously and no such transaction shall be deemed completed or consummated until all such transactions are completed or consummated. Unless the Parties otherwise agree in writing, the Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.

Section 3.02.      Closing Deliverables.

(a)          At the Closing, Sellers, as applicable, shall deliver (or cause to be delivered) to Buyer the following:

(i)              a bill of sale substantially in the form of Exhibit B hereto (the “Bill of Sale”) and duly executed by Sellers;

(ii)             an assignment and assumption agreement substantially in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Sellers;

(iii)            a sublease agreement with respect to the Subleased Property on the terms set forth in Exhibit D hereto (the “Sublease Agreement”) and duly executed by the applicable Seller;

(iv)            assignments of all Registered Intellectual Property included in the Owned Intellectual Property in substantially in the form of Exhibit E hereto (the “Intellectual Property Assignment Agreements”) and duly executed by Sellers;

(v)             a patent license agreement from Sellers to Buyer substantially in the form of Exhibit F-1 hereto (the “Seller Patent License Agreement”), a patent license agreement from Buyer to Sellers substantially in the form of Exhibit F-2 hereto (the “Buyer Patent License Agreement”), a proprietary software license agreement from Sellers to Buyer substantially in the form of Exhibit G hereto (the “Seller Software License Agreement”) and a proprietary software license agreement from Buyer to Sellers substantially in the form of Exhibit H hereto (the “Buyer Software License Agreement”) (each a “License Agreement” and, collectively, the “License Agreements”) and duly executed by Sellers;

(vi)            a transition services agreement substantially in the form of Exhibit I hereto (the “Transition Services Agreement”) and duly executed by Sellers;

(vii)           an investor rights agreement substantially in the form of Exhibit J hereto (the “Investor Rights Agreement”) and duly executed by Parent;

(viii)          instruments of transfer representing the Purchased Interests either duly endorsed for transfer in favor of Buyer or accompanied by a membership interest power duly executed by RCOCI;

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(ix)             a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(x)              a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of such Seller authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder; and

(xi)             an IRS Form W-9 from each Seller that is a United States person (as defined in Section 7701 of the Code).

(b)          At the Closing, Buyer shall deliver to Sellers, as applicable, the following:

(i)               a number of shares of Common Stock equal to the Issued Shares minus the Sold Shares minus the Estimated Bonus Amount Shares;

(ii)              an amount in cash equal to the gross proceeds of the sale of the Sold Shares in the Equity Offering;

(iii)             the Bill of Sale duly executed by Buyer;

(iv)             the Assignment and Assumption Agreement duly executed by Buyer;

(v)              the Sublease Agreement duly executed by Buyer;

(vi)             the Intellectual Property Assignment Agreements duly executed by Buyer;

(vii)            the License Agreements duly executed by Buyer;

(viii)           the Transition Services Agreement duly executed by Buyer;

(ix)             the Investor Rights Agreement duly executed by Buyer;

(x)              a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(d) have been satisfied;

(xi)             a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder; and

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(xii)            such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Seller Disclosure Schedules, Sellers represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

Section 4.01.      Organization and Qualification; Purchased Subsidiary.

(a)           Each Seller and Parent are duly organized and validly existing under the laws of the jurisdiction of its organization, as applicable. Each Seller or the applicable Affiliate of such Seller and Parent have all requisite corporate power and authority to own, lease, operate or use, as the case may be, the Transferred Assets.

(b)          The Purchased Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its organization. The Purchased Subsidiary has all requisite limited liability company power and authority to own, lease, operate or use, as the case may be, its assets and properties.

(c)           Each Seller or any applicable Affiliate of such Seller which has title to any asset that constitutes a Transferred Asset is duly qualified and in good standing in each jurisdiction in which Transferred Assets held by it are currently used by such Seller or such Affiliate and where the ownership, leasing, operation or use of its assets requires such qualification, except where the failure to have such qualification would not be material to the Business. The jurisdictions in which each Seller, with regard to the Business, is qualified or registered to do business as a foreign corporation are set forth on Schedule 4.01(c).

(d)           All of the Purchased Interests are validly issued and fully paid. RCOCI owns of record and beneficially all of the Purchased Interests, free and clear of all Encumbrances except for Encumbrances arising under securities Laws. The Purchased Interests constitute all of the issued and outstanding equity securities of the Purchased Subsidiary, and the Purchased Subsidiary does not have any other equity securities, or any securities convertible into or exchangeable for equity securities, and there are no Contracts, arrangements or commitments of any kind for or relating to the sale, transfer, issuance or voting of any of the foregoing by RCOCI or the Purchased Subsidiary, and there are no equity or equity-based awards in respect of the Purchased Interests. The Purchased Interests are not subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal or offer, co-sale or participation right, preemptive right, subscription right or similar right. The limited liability company powers, endorsements, assignments and other instruments to be executed and delivered by RCOCI to Buyer at the Closing will be valid and binding obligations of RCOCI, enforceable in accordance with their respective terms, and will vest in Buyer good, valid and marketable title to the Purchased Interests free and clear of all Encumbrances, except for Encumbrances arising under securities Laws.

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Section 4.02.      Authority of Sellers. Each Seller and Parent have all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which such Seller or Parent, as applicable, is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller and Parent of this Agreement and any Ancillary Agreement to which such Seller or Parent, as applicable, is a party, the performance by such Seller and Parent, as applicable, of their obligations hereunder and thereunder and the consummation by such Seller and Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller and Parent, as applicable. This Agreement has been duly executed and delivered by each Seller and Parent, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller and Parent, enforceable against each Seller and Parent, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at Law or in equity). When each of the Ancillary Agreements to which each Seller or Parent, as applicable, is a party has been duly executed and delivered by such Seller or Parent, as applicable (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement constitutes a legal and binding obligation of such Seller and Parent, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

Section 4.03.      No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) result in a violation or breach of any provision of the certificate of incorporation or bylaws of Sellers or the organizational documents of the Purchased Subsidiary; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to any Seller, the Purchased Subsidiary, the Business or the Transferred Assets; (c) except as set forth in Schedule 4.03, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract that constitutes a Transferred Contract or a material Permit to which a Seller or the Purchased Subsidiary is a party or by which such Seller, the Purchased Subsidiary or the Business is bound or to which any of the Transferred Assets are subject (including any Transferred Contract); or (d) result in the creation or imposition of any material Encumbrance other than Permitted Encumbrances on the Transferred Assets. Except as set forth in Schedule 4.03, no material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

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Section 4.04.      Financial Statements.

(a)               Set forth on Schedule 4.04 are copies of the unaudited financial statements consisting of the statement setting forth the assets and liabilities of the Business as at December 31st in each of the years 2019 and 2018 and the statement setting forth the gross revenue, net income and direct expenses for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the statement setting forth the assets and liabilities of the Business as at June 30, 2020 and the statement setting forth the gross revenue, net income and direct expenses for the six (6) months then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of the Business, and fairly presents, in all material respects, the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The statement of assets and liabilities of the Business as of December 31, 2019 is referred to herein as the “Statement of Assets and Liabilities” and the date thereof as the “Statement of Assets and Liabilities Date” and the statement of assets and liabilities of the Business as of June 30, 2020 is referred to herein as the “Interim Statement of Assets and Liabilities” and the date thereof as the “Interim Statement of Assets and Liabilities Date”.

(b)               When prepared, the Business Audit shall not have any deviations from the Unaudited Financial Statements that are materially adverse to the Business.

(c)               There are no liabilities, debts, obligations or Claims against the Business of any kind whatsoever of the type required to be disclosed on a statement of assets and liabilities prepared in accordance with GAAP other than (i) those reflected on the Statement of Assets and Liabilities as of the Statement of Assets and Liabilities Date to the extent and in the amounts so disclosed or reserved against; (ii) those which have arisen after the Interim Statement of Assets and Liabilities Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law, or individually or in the aggregate, result in a Material Adverse Effect); (iii) those that constitute Excluded Liabilities; (iv) those incurred in connection with or arising out of the transactions contemplated by this Agreement; and (v) those which would not be material to the Business.

Section 4.05.      Absence of Certain Changes, Events and Conditions. Except as contemplated by this Agreement or as set forth on Schedule 4.05, since December 31, 2019 until the date of this Agreement, Sellers have operated the Business in the Ordinary Course of Business in all material respects and there has not been, with respect to the Business, any:

(a)               event, occurrence or development that has had a Material Adverse Effect;

(b)               incurrence, assumption or guarantee of any Indebtedness;

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(c)          sale or other disposition of any of the assets that would have been Transferred Assets shown or reflected in the Balance Sheet, except for any such assets that would have been Transferred Assets having an aggregate value of less than $150,000;

(d)          cancellation of any material debts or Claims or amendment, termination or waiver of any rights constituting Transferred Assets, except in the Ordinary Course of Business;

(e)          except for the License Agreements and in connection with the sale of services in the Ordinary Course of Business, the transfer, assignment or grant of any exclusive license or sublicense of any material rights under or with respect to any Transferred Intellectual Property;

(f)          abandonment or lapse of or failure to maintain in full force and effect any material Registered Intellectual Property included in the Owned Intellectual Property, except in the Ordinary Course of Business;

(g)          material damage, destruction or loss, or any material interruption in use, of any Transferred Assets, whether or not covered by insurance;

(h)          material capital expenditures which would constitute an Assumed Liability;

(i)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against the Business under any similar Law; or

(j)           any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.06.      Material Contracts.

(a)         Excluding any Contract that is an Excluded Asset or Excluded Liability, Schedule 4.06(a) lists each of the following Contracts to which any Seller or the Purchased Subsidiary is a party or by which it is bound in connection with the Business or the Transferred Assets (collectively, the “Material Contracts”):

(i)               all Contracts involving aggregate consideration in excess of $150,000 and which, in each case, cannot be cancelled without penalty or without more than ninety (90) days’ notice;

(ii)              all Contracts that relate to the sale of any of the Transferred Assets for consideration in excess of $150,000, other than customer Contracts incurred in the Ordinary Course of Business;

(iii)             (A) any material licenses or other rights granted to any Person with respect to Transferred Technology, and (B) all material Intellectual Property Licenses, other than (i) shrink-wrap, click-wrap and off-the-shelf Software licenses, and other licenses of Software that is commercially available to the public generally, with licenses, maintenance, support and other fees of $100,000 or less, and (ii) non-exclusive license agreements entered into in the Ordinary Course of Business, including Existing Contracts (as defined in the Buyer Software License Agreement);

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(iv)             all Contracts that provide for exclusive rights for the benefit of any Third Party, grants “most favored nation” status, contains minimum volume or purchase commitments, or requires a Seller to provide any minimum level of service, in each case which are material to the Business, taken as a whole;

(v)             other than indemnification of directors, officers or employees of the Business under the applicable Law or the governing documents of Sellers and/or its Affiliates, all Contracts that provide for the indemnification of any Person or the assumption of any Liability of any Person;

(vi)            all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) within the last two (2) years or that have any surviving obligations;

(vii)            all material distributor, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(viii)           all Contracts with any Governmental Authority;

(ix)              all Contracts that limit or purport to limit the ability of any Seller to compete in any line of business or with any Person or engage in any line of business within any geographic area or acquire the assets or securities of another Person, or otherwise materially restricts Sellers’ ability to solicit or hire any Person or solicit business from any Person, and each Contract that could require the disposition of any material assets or line of business of any Seller;

(x)              all joint venture, partnership or similar Contracts;

(xi)             all powers of attorney with respect to the Business or any Transferred Asset;

(xii)            all Contracts between or among a Seller on the one hand and any Affiliate of a Seller on the other hand; and

(xiii)           all collective bargaining agreements or Contracts with any labor organization, union or association.

(b)         Each Material Contract is valid and binding on Sellers in accordance with its terms, and except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at Law or in equity), is in full force and effect in all material respects. No Seller or, to Sellers’ Knowledge, any other party thereto is in breach of or default under any Material Contract in any material respects, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract in any material respect or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Except as set forth on Schedule 4.06(b) which contains only Intellectual Property Licenses (such Contracts set forth on Schedule 4.06(b), each a “Post-Signing Contract” and collectively, the “Post-Signing Contracts”), complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

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Section 4.07.      Transferred Assets.

(a)               Each Seller has good and valid title to, or a valid leasehold interest in, all of the Transferred Assets, free and clear of Encumbrances except for Permitted Encumbrances, except as would not be material to the Business or the Transferred Assets.

(b)               The Transferred Assets that are physical assets are in good operating condition and repair in all material respects, reasonable wear and tear excepted. Except as set forth on Schedule 4.07(b), the Transferred Assets that will be owned, leased or licensed by Buyer or the Purchased Subsidiary immediately following the Closing, together with any services provided by Sellers pursuant to the Transition Services Agreement, Intellectual Property provided pursuant to the License Agreements and any other Ancillary Agreement, (A) will constitute all of the assets (tangible or intangible) that are necessary to or used in the conduct of the Business as it is conducted as of the Closing in all material respects and (B) will permit Buyer to operate the Business in all material respects in the manner in which it is conducted as of the Closing.

Section 4.08.      Real Property.

(a)               There is no owned real property included in the Transferred Assets.

(b)               Schedule 4.08(b) sets forth each parcel of real property leased by a Seller and used in or necessary for the conduct of the Business as currently conducted (the “Leased Real Property”), and a true and complete list of all leases and subleases, including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which a Seller holds any Leased Real Property (collectively, the “Leases”).

(c)               The Sublease Agreement, when entered into at Closing by Buyer, shall be a valid and binding obligation.

Section 4.09.      Intellectual Property.

(a)               Schedule 4.09(a) sets forth a true and complete list of all (i) Registered Intellectual Property included in the Owned Intellectual Property, indicating for each item the registration or application number, the registration or application date, and the applicable filing jurisdiction and (ii) Owned Intellectual Property that is not registered but that is material to the operation of the Business. Sellers exclusively own all, right, title and interest in all Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). Sellers are not bound by any outstanding judgment, injunction, order or decree or any contractual obligation materially restricting the use by a Seller of the Owned Intellectual Property, or materially restricting the licensing thereof to any Person. With respect to the Registered Intellectual Property included in the Owned Intellectual Property listed on Schedule 4.09(a), (i) all such Registered Intellectual Property is subsisting and, to Sellers’ Knowledge, valid and enforceable, (ii) a Seller is the owner of record, and (iii) all maintenance fees and filings that are required to be made to maintain such Registered Intellectual Property have been timely made (taking into account any applicable grace periods).

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(b)               Schedule 4.09(b) sets forth, or at the Closing will set forth, a true and complete list of all Intellectual Property Licenses. Except as set forth on Schedule 4.09(b), Sellers have provided Buyer with true and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are, to Sellers’ Knowledge, valid, binding and enforceable between the applicable Seller and the other parties thereto, and Seller and, to Sellers’ Knowledge, such other parties are in compliance with the material terms and conditions of such Intellectual Property Licenses.

(c)               To Sellers’ Knowledge, the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate, and in the past three (3) years has not infringed, misappropriated or otherwise violated, any Intellectual Property rights of any Third Party. Sellers have not received any notice that Sellers’ use of the Transferred Intellectual Property in the conduct of the Business as currently conducted infringes, misappropriates, dilutes or otherwise violates, or in the past three (3) years has infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any Third Party. No Proceedings are pending and no written notices have been received by Sellers during the past three (3) years (or earlier, if presently not resolved), in each case, alleging any infringement, misappropriation or other violation by Sellers of the Intellectual Property rights of any Third Party. Except as set forth in Schedule 4.09(c), to Sellers’ Knowledge, during the past three (3) years (or earlier, if presently not resolved) no Person has infringed, misappropriated, diluted or otherwise violated any of the Owned Intellectual Property or Transferred Technology, and no Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation. There is no Proceeding pending or, to Sellers’ Knowledge, threatened, challenging a Seller’s ownership of any Owned Intellectual Property, or its right to use any Transferred Intellectual Property, or challenging the validity, registrability, or enforceability of any Registered Intellectual Property included in the Owned Intellectual Property.

(d)               Sellers represent that they are, each as applicable, the registrant of record of each domain name as set forth in Schedule 4.09(d) (collectively, the “Domain Names”).

(e)               Sellers have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets included in the Owned Intellectual Property and no material Trade Secrets have been disclosed by Sellers to any Person except pursuant to written non-disclosure agreements or other obligations of confidentiality, and, to Sellers’ Knowledge, there has not been a breach of any such agreement or obligation by any such Person.

(f)                To Seller’s Knowledge, Sellers have obtained from each Person (including current and former employees and independent contractors) who has created or developed for or on behalf of Sellers any Owned Intellectual Property that is material to the Business a written, present and, valid assignment of such Intellectual Property to a Seller.

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(g)               To Sellers’ Knowledge, in the past three (3) years, there has been no material unauthorized access to or material unauthorized use of any confidential or proprietary information or data that is both in Sellers’ possession or control and material to the Business.

(h)               With respect to any material Software included within the Transferred Intellectual Property, to Sellers’ Knowledge (i) such Software is free from any material bugs, viruses or other malicious code, (ii) the Source Code for such Software has not been disclosed to any Third Party, and (iii) such Software does not contain, derive from or link to any open source Software in a manner that requires the disclosure of any proprietary Source Code, limits the ability to charge fees, or grants any license to any Third Party to make derivative works.

(i)                Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by the Ancillary Agreements will result in the material loss or impairment of any of the Owned Intellectual Property.

(j)                 All third-party code that is incorporated into the proprietary Software included in the Transferred Intellectual Property and that is critical to the operation of such Software is commercially available (each a “Critical IP License” and collectively “Critical IP Licenses”), and following Closing, Buyer will be able to procure a license for all such third-party code for (i) an aggregate amount during the one-year period immediately following the Closing that shall not exceed the amount reflected for such third-party code in the Unaudited Financial Statements by more than $200,000, and (ii) an aggregate amount during the twelve (12) months period following the initial one-year period immediately following Closing that shall not exceed the amount reflected for such third-party code in the Unaudited Financial Statements by more than $200,000; provided that any increases in license fees resulting from a volume increase, additional licenses or other change in the operation of Business post Closing shall not be breaches of this representation.

(k)               Buyer and Sellers agree that the representations and warranties included in this Section 4.09 shall be the sole and exclusive representations and warranties of Sellers with respect to Intellectual Property matters in this Agreement.

Section 4.10.      Data Protection.

(a)               During the past three (3) years, Sellers have (i) complied in all material respects with all publicly-facing statements or policies, contractual obligations, and all applicable Laws, in each case, regarding privacy, cyber security, data security and the collection, retention, protection, transfer, use and processing of Personal Information relating to the Business except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, and (ii) implemented and maintained commercially reasonable administrative, technical and physical safeguards designed to protect Personal Information relating to the Business against unauthorized access, use, loss and damage.

(b)               During the past three (3) years, (i) to Sellers’ Knowledge, there has been no unauthorized access to, or misuse of, any Personal Information relating to the Business maintained by or on behalf of Sellers except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, and (ii) no Person (including any Governmental Authority) has made any claim or commenced any Proceeding with respect to any unauthorized access to, or misuse of, any Personal Information relating to the Business maintained by or on behalf of Sellers except as, individually or in the aggregate, would not reasonably be expected to be material to the Business.

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Section 4.11.      Legal Proceedings; Governmental Orders. Except as set forth in Schedule 4.11, there are no material Claims pending or, to Sellers’ Knowledge, threatened against or by Sellers (a) relating to or affecting the Business, the Purchased Subsidiary, the Transferred Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. There are no outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting the Business or the Transferred Assets.

Section 4.12.      Compliance with Laws; Permits.

(a)               Sellers (i) are not in violation of any Law in any material respect with regard to their ownership or operation of the Transferred Assets or the Business, (ii) during the past three (3) years have not received any written notice of any alleged violation of, or any written citation for noncompliance with, any Law in any material respects with regard to its ownership or operation of the Transferred Assets or the Business and (iii) are in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted.

(b)               As set forth in Schedule 4.12(b), all material Permits required for each Seller to conduct the Business as currently conducted or for the ownership and use of the Transferred Assets have been obtained by such Seller or its Affiliates and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full, except as would not be material to the Business. Schedule 4.12(b) lists all current material Permits issued to Sellers as of the date hereof which are related to the conduct of the Business as currently conducted or the ownership and use of the Transferred Assets, including the names of the Permits and their respective dates of issuance and expiration. During the past three (3) years, to the Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.12(b).

Section 4.13.      Environmental Matters. The operations of Sellers with respect to the Business and the Transferred Assets are in compliance in all material respects with all environmental Laws. During the past three (3) years, Sellers have not received from any Person, with respect to the Business or the Transferred Assets, any: (a) written notice of or Claim relating to actual or alleged non-compliance with any environmental Law; or (b) written request for information pursuant to environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing material obligations or requirements as of the Closing Date.

Section 4.14.      Employee Benefit Matters.

(a)               Schedule 4.14(a) includes a correct and complete list, as of the date of this Agreement, of each material Benefit Plan (excluding any offer letters and employment and service Contracts between any Sellers or any of their Affiliates and a Business Employee.

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(b)               Except as would not reasonably be expected to result in material Liabilities to Buyer, each Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Seller’s Knowledge, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.

(c)               Except as would not reasonably be expected to result in any Liabilities to Buyer, neither Sellers nor any of their ERISA Affiliates has in the past six (6) years (i) incurred or reasonably expects to incur, any material Liability under Title IV of ERISA relating to any Benefit Plan (including any withdrawal liability); (ii) withdrawn from any Multiemployer Plan; (iii) engaged in any transaction which would give rise to any Liabilities under Section 4069 or Section 4212(c) of ERISA; (iv) has had any assets subject to a lien for unpaid contributions to any Benefit Plan subject to Title IV of ERISA; (v) has in any material respect violated Section 4980B of the Code or Parts 6 or 7 of Title I of ERISA; or (vi) has failed to pay premiums to the Pension Benefit Guaranty Corporation when due with respect to any Benefit Plan subject to Title IV of ERISA.

(d)               With respect to each Benefit Plan, (i) no such plan is or was within the past six (6) years a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no Claim has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iii) no such plan has failed to meet the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (iv) no such plan has maintained, sponsored, contributed to or had any obligation to contribute to any voluntary employees’ beneficiary association described under Section 501(c)(9) of the Code or any other welfare benefit fund described under Section 419 or 419A of the Code.

(e)               Other than as required under Section 601 et. seq. of ERISA or other applicable Law, individual employment or similar Contracts (each of which is set forth on Schedule 4.14(a)) or as would not reasonably be expected to result in Liability to Buyer, no Benefit Plan provides post-termination or retiree welfare benefits to any Business Employee for any reason.

(f)               Except as would not reasonably be expected to result in material Liability to Buyer, there is no pending or, to Sellers’ Knowledge, threatened material Claim relating to a Business Employee’s participation or rights under a Benefit Plan (other than routine claims for benefits).

(g)               Each Benefit Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including, notices, rulings and final regulations) with respect to participation by any Business Employee.

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Section 4.15.      Employment Matters.

(a)              Sellers have made available to Buyer a list of all persons who are Business Employees as of the date hereof, which sets forth for each such individual the following: (i) title or position (including whether full or part time); (ii) hire date; (iii) current annual base compensation rate; and (iv) commission, bonus or other incentive-based compensation eligibility.

(b)              (i) Sellers are not a party to or bound by any collective bargaining agreement with respect to the Business; (ii) the Business has not experienced any material strike, lockout, organized labor slowdown or work stoppage within the past three (3) years, (iii) no formal, written complaint against any Seller is pending or, to Sellers’ Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar Governmental Authority by or on behalf of any Business Employee, and (iv) to Sellers’ Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Business Employees.

(c)              Sellers are in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Business Employees, including all such applicable Laws relating to collective bargaining, human rights, affirmative action and worker classification.

Section 4.16.      Taxes.

(a)              Except for matters that will not result in any material Encumbrance on the Transferred Assets or in any material liability for Taxes for which Buyer or its Affiliates will be responsible: (i) all Tax Returns required to be filed by or on behalf of a Seller with respect of the Transferred Assets on or prior to the date of this Agreement have been timely filed and are complete and accurate in all material respects; (ii) all material Taxes due and owing by a Seller with respect to the Transferred Assets have been paid or adequately accrued by Sellers, except for any such Taxes that are being properly contested and that are adequately accrued for by Sellers; (iii) all material Taxes required to be withheld and remitted by each Seller under any applicable Law with respect to the Business or the Transferred Assets have been withheld and remitted to the proper Taxing authority; (iv) all deficiencies asserted, or assessments made, against any Seller with respect material Taxes related to the Transferred Assets have been fully paid; (v) such Seller is not a party to any material Claim by a Taxing authority with respect to the Transferred Assets, and there are no material pending claims by any Taxing authority with respect to the Transferred Assets.

(b)              No claim has been made in writing by any Taxing authority in a jurisdiction where a Seller or the Purchased Subsidiary does not file Tax Returns that such Seller or the Purchased Subsidiary is or may be subject to material taxation with respect to the Business or the Transferred Assets in that jurisdiction, which claim has not been resolved and, if applicable, paid.

(c)              All material Tax Returns required to have been filed by the Purchased Subsidiary have been filed, and all such Tax Returns are complete and accurate in all material respects.

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(d)               The Purchased Subsidiary has paid all material Taxes required to have been paid by it, and the Purchased Subsidiary has complied in all material respects with Laws relating to the withholding and remittance of Taxes.

(e)               There are no audits, examinations or other proceedings pending regarding material Taxes owed by the Purchased Subsidiary. No deficiency with respect to any material amount of Taxes has been assessed against the Purchased Subsidiary.

(f)                There are no material Tax liens on the assets of the Purchased Subsidiary.

(g)               The Purchased Subsidiary is, and always has been, treated as a disregarded entity (owned by RCOCI) for federal, state, local and foreign income Tax purposes.

(h)               The transfer of Transferred Assets by RCIL (or any other person that is not a United States person) (i) will not include a transfer of any U.S. real property interest (as such term is used in Section 897 of the Code); (ii) will not be subject to tax withholding under section 1446 of the Code, or otherwise.

(i)                Buyer and Sellers agree that the representations and warranties included in this Section 4.16 (i) along with the Tax representations included in Section 4.14 that specifically pertain to Taxes, shall be the sole and exclusive representations and warranties of Sellers with respect to Tax matters in this Agreement, and (ii) may only be relied upon for purposes of Tax liabilities relating to taxable periods (or portions thereof) ending on or before the Closing Date, and (iii) may not be relied upon for purposes of any Tax positions that Buyer or any of its Affiliates may take in respect of Tax periods (or portions thereof) beginning after the Closing Date.

Section 4.17.      Accounts Receivable. The accounts receivable reflected on the Interim Statement of Assets and Liabilities and the accounts receivable arising after the date thereof through the Closing Date related to the Business have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the Ordinary Course of Business.

Section 4.18.      Customers and Suppliers.

(a)               Schedule 4.18(a) sets forth with respect to the Business the top ten (10) customers for the trailing twelve-month period ending June 30, 2020 (collectively, the “Material Customers”). Sellers have not received any written notice, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)              Schedule 4.18(b) sets forth with respect to the Business the top ten (10) suppliers for the six-month period ending June 30, 2020 (collectively, the “Material Suppliers”) based on outstanding account payable balances as of such time. Sellers have not received any written notice, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.19.      Transactions with Affiliates. Except as set forth on Schedule 4.19, no Affiliate of Sellers: (a) will be a party to any Transferred Contract after the Closing and the transfer of such Transferred Contract to Buyer; or (b) except for the services or resources provided under the Transition Services Agreement and the License Agreements, after the Closing will provide services or resources to the Business.

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Section 4.20.      Brokers. Except as set forth on Schedule 4.20, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Sellers or Parent.

Section 4.21.      Information Supplied. None of the information supplied by any Seller or any of its Affiliates for inclusion or incorporation by reference into the Proxy Statement shall, at the time the Proxy Statement is first mailed to the stockholders of Buyer or at the time of any meeting of Buyer’s stockholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.22.      No Other Representations and Warranties.

(a)               Except for the representations and warranties contained in this Article IV (including the related portions of the Seller Disclosure Schedules), no Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Transferred Assets furnished or made available to Buyer and its Representatives or any information, documents or material delivered to Buyer or made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law. Sellers hereby disclaim any other representations or warranties that would otherwise be deemed to be made by it, its Affiliates or any of their respective officers, directors, employees, agents, financial and legal advisors or other representatives, in connection with this Agreement or the transaction contemplated hereby.

(b)               EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, THE TRANSFERRED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS,” AND SELLERS AND THEIR RESPECTIVE AFFILIATES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE BUSINESSES, OR THE TRANSFERRED ASSETS (INCLUDING TITLE, CONDITION, VALUE OR QUALITY THEREOF) OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE TRANSFERRED ASSETS, AND SELLERS AND THEIR RESPECTIVE AFFILIATES EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE TRANSFERRED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR AS TO THE CONDITION OF THE TRANSFERRED ASSETS, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH HEREIN. NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY OR ON BEHALF OF SELLERS OR THEIR RESPECTIVE AFFILIATES OR BY ANY REPRESENTATIVE, AGENT, ATTORNEY, ADVISOR, CONSULTANT, ACCOUNTANT, BROKER OR INVESTMENT BANKER, INCLUDING ANY INFORMATION OR MATERIAL CONTAINED IN THE DESCRIPTIVE MEMORANDUM OR MANAGEMENT PRESENTATION RECEIVED BY BUYER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY SUPPLEMENTS), INFORMATION PROVIDED DURING DUE DILIGENCE, INCLUDING INFORMATION IN THE ELECTRONIC DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE TRANSFERRED ASSETS THAT IS NOT SET FORTH HEREIN.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedules, Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

Section 5.01.      Organization. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 5.02.      Authority of Buyer.

(a)               Buyer has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Buyer is a party, and subject to Requisite Buyer Stockholder Approval, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Agreement to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity). When each Ancillary Agreement to which Buyer is a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement constitutes a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity).

(b)              The Buyer Board has (which has not been subsequently rescinded or modified): (i) approved this Agreement and the transactions contemplated hereby; (ii) determined that, as of the date of this Agreement, this Agreement and the transactions contemplated hereby, including the Issued Shares, are in the best interests of the holders of Common Stock and declared the advisability of this Agreement; and (iii) recommended that such holders of Common Stock vote to approve the Issued Shares and directed that such matters be submitted for consideration by holders of Common Stock at a meeting of Buyer’s stockholders (the “Buyer Board Recommendation”). The Requisite Buyer Stockholder Approval is the only vote of the holders of any shares of Common Stock necessary (under applicable Law or otherwise) to consummate the transactions contemplated by this Agreement.

Section 5.03.      No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to Buyer; (c) except as set forth in Schedule 5.03, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which Buyer is a party; or (d) result in the creation or imposition of any material Encumbrance other than Permitted Encumbrances on any of the material assets or properties used in the operation of Buyer’s business. Except as set forth in Schedule 5.03, no material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 5.04.      Brokers. Except for amounts due to Truist Securities, Inc., the fees of which are payable by Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Buyer.

Section 5.05.      Legal Proceedings. There are no Claims pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. There are no outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting the business of Buyer.

Section 5.06.      Capitalization of Buyer.

(a)               The authorized capital stock of Buyer consists of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of June 30, 2020, (A) 19,635,830 shares of Common Stock were issued and outstanding and (B) no shares of Preferred Stock were issued and outstanding. All outstanding shares of Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)               Except as set forth in Schedule 5.06(b), there are (i) no outstanding shares of Common Stock of, or other equity or voting interest in, Buyer; (ii) no outstanding securities of Buyer convertible into or exchangeable for share capital of, or other equity or voting interest in, Buyer; (iii) no outstanding options, stock appreciation rights, warrants, restricted share units, rights or other commitments or agreements to acquire from Buyer, or that obligate Buyer to issue, any share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for share capital of, or other equity or voting interest in, Buyer; (iv) no obligations of Buyer to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any share capital of, or other equity or voting interest (including any voting debt) in, Buyer (the items in clauses (i), (ii), (iii) and (iv), together with the share capital of Buyer, being referred to collectively as “Buyer Securities”) and (v) no other obligations by Buyer or any of its Subsidiaries to make any payments based on the price or value of Buyer Securities. There are no outstanding Contracts of any kind which obligate Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Buyer Securities.

(c)               Neither Buyer nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of Buyer.

(d)               The shares of Common Stock to be issued pursuant to the transactions contemplated by this Agreement pursuant to Section 2.06 will be, prior to the Closing, (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) not subject to any Encumbrances other than under applicable securities Laws and the Investor Rights Agreement.

Section 5.07.      Absence of Certain Changes, Events and Conditions. Except as contemplated by this Agreement, since December 31, 2019 until the date of this Agreement, there has not been, with respect to the businesses of Buyer and its Subsidiaries, any event, occurrence or development that has had a Buyer Material Adverse Effect.

Section 5.08.      SEC Reports and Financial Statements.

(a)                Since January 1, 2018, Buyer has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC (all such documents and reports publicly filed or furnished by Buyer or any of its Subsidiaries, the “Buyer SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Buyer SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Buyer’s Subsidiaries is, or at any time has been, required to file any forms, reports or other documents with the SEC. True and correct copies of all Buyer SEC Documents filed prior to the date hereof have been furnished to Sellers or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.

(b)                The consolidated financial statements (including all related notes and schedules) of Buyer included in the Buyer SEC Documents (the “Buyer Financial Statements”) at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto or with respect to pro forma financial information, subject to the qualifications stated therein), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. Set forth on Schedule 5.08(b) are copies of the unaudited financial statements consisting of the balance sheet of Buyer and its consolidated Subsidiaries as at June 30, 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six (6) months then ended (the “Buyer Pro-Forma Financial Statements”). The Buyer Pro-Forma Financial Statements were prepared in conformity with GAAP applied on a consistent basis during the periods involved, subject, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Buyer Pro-Forma Financial Statements are based on the books and records of Buyer’s business, and fairly presents, in all material respects, the financial condition of Buyer as of the respective dates they were prepared and the results of the operations of Buyer’s business for the periods indicated.

(c)                As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Buyer relating to the Buyer SEC Documents. As of the date hereof, none of the Buyer SEC Documents is, to Buyer’s knowledge, the subject of ongoing SEC review.

(d)                Neither Buyer nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Buyer or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, Buyer or any of its Subsidiaries in the Buyer Financial Statements or other Buyer SEC Documents.

Section 5.09.      Internal Controls and Procedures. Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Buyer’s management has completed an assessment of the effectiveness of Buyer’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2019, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Buyer has disclosed to Buyer’s auditors and the audit committee of the board of directors of Buyer (the “Buyer Board”) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Buyer’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting, in each case, that was disclosed to Buyer’s auditors or the audit committee of the Buyer Board in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.

Section 5.10.      Undisclosed Liabilities(a). There are no liabilities, debts, obligations or Claims against Buyer’s business of any kind whatsoever of the type required to be disclosed on a balance sheet prepared in accordance with GAAP other than (i) those reflected in the Buyer Financial Statements to the extent and in the amounts so disclosed or reserved against; (ii) those which have arising after June 30, 2020 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law, or individually or in the aggregate, result in a Buyer Material Adverse Effect); and (iii) those which would not be material to the business of Buyer.

Section 5.11.      Compliance with Laws; Permits.

(a)               Buyer (i) is not in violation of any Law in any material respect with regard to its ownership or operation of its business, (ii) during the past three (3) years has not received any written notice of any alleged violation of, or any written citation for noncompliance with, any Law in any material respects with regard to its ownership or operation of its business, and (iii) is in material compliance with all Laws applicable to the conduct of its business as currently conducted.

(b)               All material Permits required for Buyer to conduct the Buyer’s business as currently conducted have been obtained by Buyer and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full, except where the failure to pay such fees and charges would not be material to the business of Buyer.

(c)               Since January 1, 2016, (i) neither Buyer nor any of its Subsidiaries, and, to the knowledge of Buyer, no officer, director, employee, agent, representative or sales intermediary of Buyer or any of its Subsidiaries, in each case, acting on behalf of Buyer or any of its Subsidiaries, has violated any applicable anti-corruption Laws, (ii) neither Buyer nor any of its Subsidiaries has been convicted of violating any anti-corruption Laws or has been subjected to any investigation by a Governmental Authority for violation of any applicable anti-corruption Laws, (iii) neither Buyer nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any anti-corruption Laws and (iv) neither Buyer nor any of its Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing, in each case, except as would not reasonably be expected to be material to Buyer and its Subsidiaries, taken as a whole.

Section 5.12.      Information Supplied. The Proxy Statement shall not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Buyer with respect to statements made (or incorporated by reference) therein based on information supplied by any Sellers or their respective Affiliates or their Representatives for inclusion (or incorporated by reference) therein.

Section 5.13.      Tax Matters.

(a)               Buyer and each of its Subsidiaries has filed all material Tax Returns required to be filed by or with respect to them and all such Tax Returns and true, correct and complete in all material respects.

(b)               Buyer and each of its Subsidiaries have paid all material Taxes required to have been paid by or with respect to them, and Buyer and its Subsidiaries have complied in all material respects with Laws relating to the withholding and remittance of Taxes.

(c)               There are no audits, examinations or other proceedings pending with respect to Taxes of Buyer or its Subsidiaries. No deficiency with respect to any material amount of Taxes has been assessed or threatened in writing against Buyer or any of its Subsidiaries.

(d)               There are no material Tax liens on the assets of Buyer or its Subsidiaries.

(e)               Since June 30, 2020, neither Buyer nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business.

(f)                Neither Buyer nor any of its Subsidiaries has any liability for the Taxes of another person, whether under Law, by contract, as a successor or transferee, or otherwise (except, in each case, for any such liabilities pursuant to commercial contracts the primary purpose of which does not relate to taxes that were entered into with non-related parties in the ordinary course of business).

Section 5.14.      Acknowledgement by Buyer. Except for the representations and warranties contained in Article IV (including the related portions of the Seller Disclosure Schedules) or the Ancillary Agreements, Buyer acknowledges that no Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Transferred Assets furnished or made available to Buyer and its Representatives any information, documents or material delivered to Buyer or made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law. Buyer, on behalf of itself and each of its Affiliates and its and their respective directors, officers, employees, stockholders, partners, members and other Representatives, acknowledges and agrees that (i) none of Buyer, any of its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members and other Representatives, has relied on or is relying on any representation, warranty or statement of any kind by Sellers, or any of their respective Affiliates, agents or other Representatives, or any other Person, beyond those expressly given by in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the Transferred Assets, and (ii) each Seller and each of its Affiliates, agents and other Representatives have specifically disclaimed and do hereby specifically disclaim any such representations or warranties made by any Person, beyond those expressly given in Article IV. Buyer understands and agrees that the Transferred Assets are furnished “as is”, “where is” and, subject only to the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.15.      No Other Representations and Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Buyer Disclosure Schedules), neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer’s business furnished or made available to Sellers and their respective Representatives or any information, documents or material delivered to Sellers or made available to Sellers in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of Buyer’s business, or any representation or warranty arising from statute or otherwise in law. Buyer hereby disclaims any other representations or warranties that would otherwise be deemed to be made by it, its Affiliates or any of their respective officers, directors, employees, agents, financial and legal advisors or other representatives, in connection with this Agreement or the transaction contemplated hereby.

ARTICLE VI

COVENANTS

Section 6.01.      Employees and Employee Benefits.

(a)               Buyer shall offer employment (either directly from Buyer or through a professional employer organization), at least ten (10) Business Days prior to the Closing Date, effective as of the Closing Date, to each Business Employee (other than an UK Business Employee) who is employed (including any active or inactive Business Employees on vacation, holiday, jury duty, furlough or approved leave of absence or other similar absence) by Sellers or any of their respective Subsidiaries as of such date. For any Business Employee who is on short-term or long-term disability immediately prior to the Closing Date, at least thirty (30) days prior to the Closing Date, Buyer shall offer employment to such Business Employee, effective as of the date on which such Business Employee returns to active employment following the Closing (provided that such return to active employment occurs within six (6) months following the Closing Date). Each offer of employment shall provide for terms and conditions of employment that are consistent with the level of compensation and benefits provided to such Business Employees as of the date hereof (subject to adjustment as set forth in Section 6.02) and set forth each Transferred Employee’s continued eligibility to receive a bonus under the 2020 Bonus Plan (prorated based on the period of employment with Sellers and or their respective Subsidiaries prior to Closing). In addition, Buyer shall promptly provide Sellers with written notice of any Business Employee who rejects Buyer’s offer of employment (but in no event later than the earlier of (x) three (3) Business Days after Buyer receives notice of such rejection from such Business Employee or (y) one (1) Business Day prior to Closing Date). Buyer shall take reasonable actions, and shall work with Sellers in good faith, to encourage and ensure that each Business Employee receiving an offer in accordance with this Agreement, accepts such offer. The Parties acknowledge and agree that it is intended that the employment of the UK Business Employees shall transfer to Buyer or an Affiliate on the Closing Date pursuant to TUPE on the same terms and conditions as applicable prior to the Closing Date. From and after the date hereof until the Closing Date, Buyer and Sellers shall cooperate in good faith regarding any communications to be distributed to any Business Employees relating to the transactions contemplated by this Agreement or post-Closing terms of employment, and Buyer shall consult with Sellers and obtain Sellers’ consent, which consent shall not be unreasonably withheld, delayed or conditioned, before distributing any communications to any Business Employees or any union or other labor representative.

(b)               With respect to each Transferred Employee, following the Closing and until the six (6) month anniversary thereof (such period, the “Benefits Continuation Period”), Buyer shall, and shall cause its Affiliates to (and shall cause any other Person providing compensation and benefits on their behalf to): (i) provide no less favorable base salary, wage rates, cash bonus opportunity and severance eligibility, as applicable, than the base salary and wage rates of such Transferred Employee in effect immediately prior to the Closing; and (ii) provide other compensation and employee benefits that are either (A) in the aggregate, no less favorable to Transferred Employees than the other compensation and employee benefits provided to similarly situated employees of Buyer and its Affiliates or (B) substantially comparable in the aggregate to the other compensation and employee benefits provided to such Transferred Employees immediately prior to the Closing.

(c)               With respect to any employee benefit plan, program or arrangement sponsored or maintained by Buyer or an Affiliate of Buyer (a “Buyer Plan”) for the benefit of any of its employees, effective as of the Closing, Buyer shall, or shall cause its Affiliates to, (i) recognize all service of the Transferred Employees with Sellers and their Affiliates, as if such service were with Buyer or its applicable Affiliate, for vesting and eligibility purposes to the extent that Buyer or its Affiliate offers such employee benefit plan or comparable employee benefit plan to Buyer’s existing employees as of the Closing Date or thereafter, and for purposes of determining levels of benefits and benefit accrual for vacation and paid time off and severance; provided, however, that such service shall not be recognized to the extent that it would result in a duplication of benefits, (ii) use commercially reasonable efforts to waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all Buyer Plans that are employee health and other welfare benefit plans, except to the extent such pre-existing condition, exclusion, requirement or waiting period applied to such individual under the corresponding Benefit Plan, and (iii) use commercially reasonable efforts to provide credit for amounts paid by Transferred Employees under a Benefit Plan for the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out of pocket maximums as though such amounts had been paid in accordance with the terms and conditions of a comparable Buyer Plan, to the same extent such credit was given under the applicable Benefit Plan immediately prior to the Closing.

(d)               Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans. Sellers shall remain liable for all eligible claims for benefits under the Benefit Plans. Except as otherwise set forth herein, Buyer does not assume any Benefit Plans, and Sellers shall remain exclusively responsible for the funding, operation, and termination of all Benefit Plans.

(e)               Buyer and Sellers intend that, and subject to any applicable Law, shall take all reasonable actions so that, the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any employee who accepts an employment offer, including for purposes of any Benefit Plan that provides for separation, termination or severance benefits and the WARN Act, and that each such employee will have continuous employment immediately before and immediately after the Closing. Buyer shall be solely liable for all Liability in relation to compliance with the WARN Act triggered as a result of the “employment loss” (as such term is defined under the WARN Act) of any Transferred Employees on or following the Closing and will not take any action on or following the Closing to trigger Liability under the WARN Act with respect to any Person employed by Sellers or their respective Subsidiaries who are not Transferred Employees. Parent and Sellers shall be solely liable for all Liability in relation to compliance with the WARN Act with respect to the Persons employed by Sellers or their respective Subsidiaries who are not Transferred Employees in connection with transactions contemplated by this Agreement (and any termination of employment related thereto), provided Buyer has complied with its covenants in Section 6.01(a).

(f)                As of the Closing Date, Buyer shall assume all liabilities associated with accrued vacation and paid time off balances of any Transferred Employees, solely to the effect the proposed vacation and paid time off are reflected as a Current Liability in Net Working Capital, and shall credit and honor, in accordance with the terms of the applicable policy of the applicable Seller or its Subsidiaries, all vacation days and other paid time off accrued but not yet taken by the Transferred Employees (and, in the event of any termination of employment of a Transferred Employee, Buyer will pay out all accrued, but unused vacation and paid time off to the applicable Transferred Employee).

(g)               If the Closing Date occurs before the date annual cash bonuses for fiscal year 2020 are paid to Transferred Employees under any Benefit Plan that is an annual cash incentive compensation plan or arrangement (collectively, the “2020 Bonus Plan”), (i) on or prior to the Closing Date, Sellers shall provide Buyer with a schedule of the estimated bonus amounts under the 2020 Bonus Plan that each Transferred Employee may be eligible to receive in respect of the pre-Closing Period (the “Transferred Employee Bonus Schedule” and the aggregate amount of all estimated bonuses in such schedule delivered on or prior to the Closing Date, the “Estimated Transferred Employee Bonus Amount”); (ii) following the Closing Date and on or prior to March 10, 2021, Sellers shall provide to Buyer with an updated Transferred Employee Bonus Schedule, which sets forth the final bonus amount under the 2020 Bonus Plan payable to each Transferred Employee in respect of the pre-Closing Period, in accordance with (and subject to the terms of) this Section 6.01(g) and the 2020 Bonus Plan (the aggregate amount of all such final bonuses to which Transferred Employees may become eligible under such updated Transferred Employee Bonus Schedule, the “Final Transferred Employee Bonus Amount”); and (iii) Buyer shall or shall cause one of its Affiliates to pay each Transferred Employee a cash bonus under the 2020 Bonus Plan in an amount set forth on the updated Transferred Employee Bonus Schedule in the ordinary course of business consistent with the past practice of the Business, and at substantially the same time as annual bonuses have historically been paid by the Business (but in no event later than March 15, 2021), provided that the applicable Transferred Employee remains employed by Buyer or one of its Affiliates through, and is in good standing with Buyer and its Affiliates as of, the date of payment of such bonus. To the extent that (x) the Final Transferred Employee Bonus Amount (reduced by any amount not paid due to termination of employment or lack of good standing of a Transferred Employee prior to payment) is less than the Estimated Transferred Employee Bonus Amount, Buyer shall promptly (and no later than five (5) Business Days after the Final Transferred Employee Bonus Amount has been paid) pay the difference in cash to an account designated by Sellers by wire transfer of immediately available funds, or (y) the Final Transferred Employee Bonus Amount (reduced by any amount not paid due to termination of employment or lack of good standing of a Transferred Employee prior to payment) is greater than the Estimated Transferred Employee Bonus Amount, Sellers shall, in its sole discretion, either (I) promptly (and no later than March 15, 2021 (or such other date that Buyer and Parent mutually agree on which the Final Transferred Employee Bonus Amount is to be paid)) pay the difference in cash (such difference, the “Bonus Adjustment Amount”) to an account designated by Buyer by wire transfer of immediately available funds or (II) transfer to Buyer a number of shares of Common Stock with a value equal to the Bonus Adjustment Amount (such value determined based on the VWAP of Buyer Closing Common Stock). For the avoidance of doubt, any bonuses paid by Buyer or any of its Affiliates to the Transferred Employees outside of the amounts contemplated by this Section 6.01(g) (including any bonuses in respect of any post-Closing period) shall not be taken into account for purposes of the immediately preceding two sentences or result in or affect any payment or transfer described above.

(h)               As of the Closing Date, Buyer shall maintain (or make available via a professional employer organization) a defined contribution retirement plan intended to qualify under Section 401(a) of the Code (the “Buyer 401(k) Plan”) (satisfactory evidence of which will be provided upon request by Sellers) for the benefit of those Transferred Employees who shall elect and are eligible to participate in the Buyer 401(k) Plan. As soon as reasonably practicable on or following the Closing Date, but in no event later than sixty (60) days following the Closing Date, Buyer shall, for those Transferred Employees who elect and are eligible to participate in the Buyer 401(k) Plan, allow such Transferred Employees to make a “direct rollover” to the Buyer 401(k) Plan of any account balance from a defined contribution retirement plan intended to qualify under 401(a) of the Code maintained by Sellers (the “Sellers’ 401(k) Plan”), and Buyer shall cause the Buyer 401(k) Plan to accept all account balances, and use reasonable best efforts to cause the Buyer 401(k) Plan to accept all outstanding loans, as rollover contributions. The Parties agree to cooperate in good faith and to take all necessary and appropriate actions to ensure that loans held by Transferred Employees under the Sellers’ 401(k) Plans do not default, offset, result in a deemed distribution or otherwise require repayment (other than pursuant to the payment schedule in effect for such loan) as a result of, or in connection with, the transactions contemplated by this Agreement or the termination of the Transferred Employees’ employment with Sellers and their Affiliates.

(i)                 Buyer shall have in effect as of the Closing (or make available via a professional employer organization) flexible spending reimbursement accounts for medical and dependent care expenses under a cafeteria plan qualifying under Section 125 of the Code (the “Buyer’s Cafeteria Plan”) that provide benefits to Transferred Employees no less favorable in all material respects than those provided by the flexible spending reimbursement accounts for such expenses under the cafeteria plan in which Transferred Employees participate immediately prior to the Closing (the “Sellers’ Cafeteria Plan”). Buyer agrees to use commercially reasonable efforts to (i) cause the Buyer’s Cafeteria Plan to accept a spin-off of the flexible spending reimbursement accounts of the Transferred Employees from the Sellers’ Cafeteria Plan and to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Transferred Employee under the Sellers’ Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing and (ii) credit or debit, as applicable, effective as of the Closing Date, the applicable account of each Transferred Employee under Buyer’s Cafeteria Plan with an amount equal to the balance of such Transferred Employee’s account under Sellers’ Cafeteria Plan as immediately prior to the Closing Date. As soon as reasonably practicable (and in any event within fourteen (14) days) following the Closing Date, Sellers shall cause to be transferred from the Sellers’ Cafeteria Plan to the Buyer’s Cafeteria Plan the excess, if any, of the aggregate accumulated contributions to the flexible spending reimbursement accounts made prior to the Closing during the year in which the Closing Date occurs by Transferred Employees over the aggregate reimbursement payouts made prior to the Closing for such year from such accounts to the Transferred Employees. If the aggregate reimbursement payouts from the flexible spending reimbursement accounts made to Transferred Employees prior to the Closing during the year in which the Closing Date occurs exceed the aggregate accumulated contributions to such accounts prior to the Closing for such year by the Transferred Employees, Buyer shall cause such excess to be transferred to Sellers as soon as reasonably practicable (and in any event within thirty (30) days) following the Closing Date. From and after the Closing, Buyer shall assume and be solely responsible for all claims by Transferred Employees under their flexible spending reimbursement accounts that were incurred during the calendar year in which the Closing Date occurs, that have not been paid in full as of the Closing. Notwithstanding the foregoing, in the event Buyer’s Cafeteria Plan cannot accept a spinoff of the flexible spending reimbursements accounts of the Transferred Employees as contemplated hereby (after taking commercially reasonable efforts as required hereby), Sellers and Buyer shall not be obligated to cause any transfer contemplated by this Section 6.01(i) to occur and, therefore, Buyer shall not be responsible for any claims by Transferred Employees under their flexible spending reimbursement accounts that were incurred during the calendar year in which the Closing Date occurs, that have not been paid in full as of the Closing.

(j)                 This Section 6.01 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.01 (including any third party beneficiary rights). Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.01 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.02.      Conduct of the Business Prior to Closing; Conduct of Buyer Prior to Closing.

(a)               Except (i) as set forth in Schedule 6.02(a), (ii) as required by applicable Law (including any COVID-19 Measures), (iii) as consented to in writing by Buyer (which consent shall not unreasonably be withheld, delayed or conditioned), (iv) as otherwise contemplated or required by the terms of this Agreement, or (v) for actions taken during any period of full or partial suspension of operations related to the COVID-19 pandemic that are reasonably necessary to (A) protect the health and safety of the employees of the Business or other business counterparties of Sellers, or (B) respond to third-party supply or service disruptions caused by the COVID-19 pandemic, from the date hereof until the earlier of the termination of this Agreement and the Closing, Sellers shall: (a) operate the Business in all material respects in the Ordinary Course of Business; and (b)  use commercially reasonable efforts to (i) maintain and preserve the Business in all material respects and (ii) preserve and maintain all material Permits required for the conduct of the Business as currently conducted or the ownership and use of the Transferred Assets or the Purchased Subsidiary.

(b)               From the date hereof to the earlier of the termination of this Agreement and the Closing, except (i) for actions taken during any period of full or partial suspension of operations related to the COVID-19 pandemic that are reasonably necessary to (A) protect the health and safety of the employees of the Business or other business counterparties of Sellers, or (B) respond to third-party supply or service disruptions caused by the COVID-19 pandemic, (ii) as set forth in Schedule 6.02(b), (iii) as required by applicable Law (including any COVID-19 Measures), (iv) as consented to in writing by Buyer (which consent shall not unreasonably be withheld, delayed or conditioned), or (v) as otherwise contemplated or required by the terms of this Agreement, no Seller shall, and shall not permit its controlled Affiliates to, do any of the following with respect to the Business, the Transferred Assets or the Assumed Liabilities:

(i)                 undertake any merger, spin-off, contribution of assets or other form of similar reorganization with respect to the Transferred Assets, other than such transactions by and among Sellers and their Affiliates;

(ii)              (A) increase the base salary or base wage, bonus, incentive or other compensation, pension, welfare, fringe or other benefits, severance or termination pay of any Transferred Employee whose annual base compensation exceeds $100,000, other than (x) in the Ordinary Course of Business (including in connection with any promotions or change in position or job responsibilities), or as may be required by an applicable Benefit Plan or applicable Law, or (y) the adoption, amendment, termination or other modification of any Benefit Plan that is not intended to materially and disproportionately affect any Business Employees, (B) hire any officer or senior management employee whose annual base compensation exceeds $100,000, except in the Ordinary Course of Business, or (C) terminate any Business Employee whose annual base compensation exceeds $100,000 (other than for cause); provided that, notwithstanding anything to the foregoing in clauses (A), (B) or (C), Sellers and their Affiliates shall not be restricted from implementing, extending, modifying or terminating any changes to the compensation structure of the Business or the Business Employees that have been made prior to the Closing Date as a result of or otherwise in relation to the COVID-19 pandemic;

(iii)            enter into, renew or allow the renewal of, any written employment or consulting agreement or other written contract or arrangement with respect to the performance of personal services directly for the benefit of the Business unless cancelable without penalty on less than 30 days’ notice or requiring the payment of less than $100,000 in base salary or consulting fees per annum;

(iv)             sell, license, lease or otherwise dispose of, or abandon, cancel, or allow to lapse or expire any Transferred Assets which are material, individually or in the aggregate, to such Business, except for (A) sales, non-exclusive licenses, leases, or other dispositions of Intellectual Property in the Ordinary Course of Business or (B) assets that are obsolete or no longer used in such Business;

(v)               waive, release, grant or transfer any right of material value solely to the extent relating to any Transferred Asset or any Assumed Liability, other than rights that constitute Excluded Assets;

(vi)             (A) subject to Section 6.13, amend any material term of, waive any material right under, or voluntarily terminate (other than upon expiration in accordance with its terms) any Material Contract, or (B) enter into any Contract that would be a Material Contract if entered into prior to or on the date hereof, other than, in the case of clause (B), in the Ordinary Course of Business; or

(vii)          authorize or otherwise commit to take any of the actions above.

(c)               Nothing in this Section 6.02 is intended to give Buyer or any of its Affiliates, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing, and prior to the Closing, Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective Businesses.

(d)               Except as (i) set forth in Schedule 6.02(d), (ii) required by applicable Law (including any COVID-19 Measures), (iii) consented to in writing by Sellers (which consent shall not unreasonably be withheld, delayed or conditioned), or (iv) otherwise contemplated or required by the terms of this Agreement, from the date hereof until the earlier of the termination of this Agreement and the Closing, or (v) for actions taken during any period of full or partial suspension of operations related to the COVID-19 pandemic that are reasonably necessary to (A) protect the health and safety of the employees of Buyer’s business or other business counterparties of Buyer, or (B) respond to third-party supply or service disruptions caused by the COVID-19 pandemic, from the date hereof until the earlier of the termination of this Agreement and the Closing, Buyer shall: (a) operate its business in all material respects in the Ordinary Course of Business; (b)  use commercially reasonable efforts to maintain and preserve its business organization and properties and assets in all material respects; and (c) preserve and maintain all material Permits required for the conduct of Buyer’s business as currently conducted.

(e)               From the date hereof to the earlier of the termination of this Agreement and the Closing, except as (i) set forth in Schedule 6.02(e), (ii) required by applicable Law (including any COVID-19 Measures), (iii) consented to in writing by Sellers (which consent shall not unreasonably be withheld, delayed or conditioned), or (iv) otherwise contemplated or required by the terms of this Agreement, including the Equity Offering, Buyer shall not, and shall not permit its Subsidiaries to, do any of the following:

(i)                 amend, modify or otherwise change its organizational documents in a manner that would reasonably be expected to prevent, impede or materially delay the transactions contemplated by this Agreement or otherwise in a manner materially adverse to Sellers;

(ii)              split, combine, reclassify, subdivide, exchange, recapitalize or enter into any similar transaction in respect of any share capital, declare, repurchase any equity, authorize, set aside, make or pay any special or extraordinary dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any share capital, or make any other actual, constructive or deemed distribution in respect of the share capital;

(iii)            issue any equity interests or convertible or exchangeable securities, other than (A) pursuant to the Equity Offering, (B) the conversion or exercise of existing debentures and warrants, (C) the issuance of shares of Common Stock upon the exercise of any equity award that is outstanding as of the date hereof in accordance with its terms or is granted pursuant to Section (D) of this paragraph, and (D) the issuance of options, shares of restricted stock or other equity awards to then-current employees, directors or independent contractors of Buyer in the Ordinary Course of Business;

(iv)             merge or consolidate with any Person or otherwise enter into a material joint venture with any Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Buyer;

(v)               file any Tax Return in a manner that is materially inconsistent with past practice, settle any material tax claim or claimed deficiency, or enter into any Tax indemnity agreement or similar arrangement either with a related party or on a non-arm’s length basis, in each case, to the extent such action would have a material and adverse impact on the value of the Issued Shares; or

(vi)             authorize or otherwise commit to take any of the actions above.

(f)                Nothing in this Section 6.02 is intended to give Sellers or any of their respective Affiliates, directly or indirectly, the right to control or direct the business of Buyer or its Subsidiaries at any time prior to the Closing, and prior to the Closing, Buyer and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.03.      Notifications; Disclosure.

(a)               During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Party hereto shall promptly notify the other Party in writing upon becoming aware of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event that will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(b)               Sellers and Buyer may, prior to the Closing Date, deliver to Buyer or Sellers, as applicable, modifications, changes or updates to the Seller Disclosure Schedules or the Buyer Disclosure Schedules, as applicable, in order to disclose or take into account facts, matters or circumstances which arise or occur between the date of this Agreement and the Closing Date permitted by Section 6.02 to the extent that if such facts, matters or circumstances had occurred prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable. For the avoidance of doubt, no updated information provided or notified to Buyer or Sellers, as applicable, in accordance with this Section 6.03(b) shall be deemed to cure any breach of warranty or covenant made in this Agreement or otherwise relieve Sellers or Buyer, as applicable, of any liability under Article VIII.

Section 6.04.      Access to Information. From the date hereof until the Closing, upon reasonable notice, Sellers shall and shall cause their respective officers, directors, employees, agents, representatives, accountants and counsel to (i) afford Buyer and its authorized representatives reasonable access to the offices, properties and books and records of the Business, and (ii) furnish to the officers, employees, and authorized agents and representatives of Buyer such additional financial and operating data and other information regarding the Business (or copies thereof) as Buyer may from time to time reasonably request, in each case, solely for purposes of Buyer’s integration planning; provided, however, that any such access or furnishing of information shall be conducted at Buyer’s expense, during normal business hours, under the supervision of Sellers’ personnel, in such a manner as not to interfere with the normal operations of the Business and may be limited to the extent such access, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any of their respective employees or other Representatives. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to disclose any information to Buyer if such disclosure would, in Sellers’ sole discretion, (i) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. Notwithstanding the foregoing, (A) Buyer shall not have access to (x) personnel records of the Transferred Employees relating to individual performance or evaluation records, medical histories or other information that in Sellers’ opinion (in their sole discretion) is sensitive or the disclosure of which could subject Sellers to risk of liability, (y) any real property owned or leased by Sellers for purposes of conducting any invasive or intrusive environmental sampling or testing or (z) any information to the extent relating to any Excluded Asset, Excluded Liability or any Tax Return of Sellers or their Affiliates that do not relate to the Business and (B) Sellers shall have the right to withhold any information relating to the sale process of the Business and information and analysis relating thereto. Buyer shall hold in confidence all information so obtained in accordance with the Confidentiality Agreement. In connection with Buyer, its Affiliates and their respective Representatives carrying out the activities contemplated under this Section 6.04, Buyer shall exercise reasonable care, and shall cause its Affiliates and their respective Representatives to use reasonable care, and to not cause any damage to the properties, assets or offices of Sellers.

Section 6.05.      Taxes.

(a)               In connection with the preparation of any Tax Returns or for any inquiry, audit or investigation by any Tax authority or any administrative or judicial proceeding, the Parties shall reasonably cooperate with each other in a timely manner, providing all records, information and work papers reasonably requested by any other Party, and providing access to employees as reasonably requested. The Parties further agree, upon request, to use their commercially reasonable efforts to (i) obtain any certificate or other document from any Governmental Authority or any other Person or (ii) issue any truthful Tax certificate or document to each other, in each case, to mitigate, reduce or eliminate any Tax that could be imposed on any Party (including with respect to the transactions contemplated under this Agreement); provided, that such action does not result in any incremental liability for the Party that is obtaining or issuing such certificate or document or otherwise prejudice the legal or commercial position of such Party or its direct or indirect owners. Any Party that intends to withhold any amount in respect of Taxes from amounts payable to the other Party in connection with the transactions contemplated by this Agreement shall provide at least ten (10) days prior written notice of such withholding (and such notice shall provide the applicable legal requirement giving rise to such withholding).

(b)               In the case of any taxable period that begins on or before the Closing Date and ends thereafter (each a “Straddle Period”), any real property, personal property, improvement, assessment, special assessment, ad valorem and similar Taxes with respect to the Transferred Assets (such Taxes, “Covered Taxes”) for such Straddle Period shall be allocated (i) to the portion of such Straddle Period ending on the Closing Date in an amount equal to the total amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and shall be an Excluded Liability, and (ii) to the portion of such Straddle Period beginning after the Closing Date in an amount equal to the total amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period after the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and shall be an Assumed Liability; provided, that, the amount of such Covered Taxes for which Sellers are responsible under the terms of this Agreement shall not be increased by any actions taken by Buyer (or its Affiliates) or other events occurring after the Closing. Sellers shall be liable and responsible for the proportionate amount of such Covered Taxes that is attributable to the portion of any Straddle Period ending on the Closing Date, and Buyer shall be liable and responsible for the proportionate amount of such Covered Taxes that is attributable to the portion of any Straddle Period beginning after the Closing Date. For purposes of this Agreement, any Taxes that are not Covered Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a ‘closing of the books’ basis. Upon receipt of any bill for any Covered Taxes, Buyer or Sellers, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.05 (taking into account the amounts of Covered Taxes, if any, that Buyer or Sellers remitted to a Governmental Authority for any taxable period (or portion thereof) for which the other is responsible pursuant to this Section 6.05), together with such supporting evidence as is reasonably necessary to calculate the proration and reimbursement amount. The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement. The Party that has the primary obligation to do so under applicable Law shall file any Tax Return that is required to be filed in respect of Taxes described in this Section 6.05. The Parties will cooperate and act in good faith to minimize the amount of Covered Taxes.

(c)               All Transfer Taxes imposed by any taxing jurisdiction shall be borne and timely paid fifty percent (50%) by Buyer and fifty percent (50%) by the relevant Seller. Buyer and such Seller shall each, at its own expense, timely file any Tax Return or other document required to be filed by it with respect to such Transfer Taxes, and Buyer and Sellers shall cooperate in the preparation and filing of any Tax Returns that must be filed in connection with any Transfer Taxes and in ensuring that any applicable Transfer Taxes are borne consistent with the terms of this Section 6.05(c) (including by making timely reimbursement or indemnification payments between applicable parties). Each Party shall use commercially reasonable efforts to cooperate upon request as reasonably necessary to minimize the amount of any Transfer Taxes or fees applicable to the transactions contemplated by this Agreement.

(d)               Buyer and Sellers agree that for the taxable year that includes the Closing Date, they will follow the Standard Procedure of Rev. Proc. 2004-53, 2004-34 IRB 320, so that each of Buyer and Sellers shall be responsible for employment tax reporting with respect to the wages and other compensation that it pays to Transferred Employees for such calendar year.

(e)               Any Tax Return required to be filed by the Purchased Subsidiary after the Closing Date that pertains to any Pre-Closing Tax Period or any Tax for which any Seller could be responsible shall be prepared in a manner consistent with the past practices of the Purchased Subsidiary or applicable Seller, except as otherwise required by Law. Any such Tax Return required to be filed by the Purchased Subsidiary shall be prepared by Buyer, at its own expense, and shall be provided to Sellers for their review and approval (not to be unreasonably withheld, conditioned or delayed) at least twenty (20) days prior to the due date for such Tax Return (or, if such deadline is not reasonably practicable given the applicable due date, as soon as reasonably practicable). Parent shall control the filing of any income Tax Return that is filed by or on behalf of any Seller (Buyer will have no rights to review or otherwise receive or exert control over any such Tax Return).

(f)                With respect to any Tax audit, examination, or other proceeding with respect to the Purchased Subsidiary or that could give rise to any Tax liability for which any Seller would be responsible under the terms of this Agreement (any such proceeding, a “Tax Matter”), Sellers shall be entitled to control the conduct of such Tax Matter to the extent that it is reasonably expected that Sellers would be required to bear greater than fifty percent (50%) of all Losses associated therewith. Buyer shall give Sellers notice of any Tax Matter promptly after becoming aware of the Tax Matter. Sellers shall keep Buyer reasonably informed regarding any Tax Matter that Sellers control, Buyer shall be entitled to participate in any such Tax Matter at its own expense, and Sellers shall not settle or otherwise resolve any such Tax Matter that could reasonably be expected to have an adverse effect on Buyer without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Buyer shall be entitled to control any Tax Matter that could reasonably be expected to result in a liability for which Buyer would be responsible that Sellers do not control under this Section 6.05(f), provided that Buyer shall keep Sellers reasonably informed regarding any Tax Matter that Buyer controls, Sellers shall be entitled to participate in any such Tax Matter at Sellers’ own expense, and Buyer shall not settle or resolve any Tax Matter without Sellers’ prior written consent (not to be unreasonably withheld, conditioned or delayed). Sellers shall be entitled to control any income Tax audit, examination or other proceeding pertaining to any Tax Return that is filed by or on behalf of any Seller (or any of Sellers’ Affiliates other than the Purchased Subsidiary) (and Buyer will have no rights to review or otherwise participate in or exert control over any such proceedings).

(g)               Any Tax refund (including for this purpose any credit against Tax otherwise due) of the Purchased Subsidiary that pertains to a Pre-Closing Tax Period shall be for the benefit of Sellers. Within ten (10) days following receipt of any such refund by Buyer or any of its Affiliates, Buyer shall give Sellers notice of such refund and pay the amount of such refund to an account designated by Sellers. Buyer shall use commercially reasonable efforts and take any actions reasonably requested by Sellers to obtain amounts payable to Sellers pursuant to this Section 6.05.

Section 6.06.      Confidentiality.

(a)               The Parties agree that the Confidentiality Agreement shall terminate upon the Closing (other than with respect to any non-public information relating to the Business).

(b)               Subject to Section 6.10, following the Closing Date, Sellers and their respective Affiliates will hold confidential all information related to the Business, the Transferred Assets and the Assumed Liabilities in their possession prior to the Closing Date and not disclose such information to any third party (other than to each other and their respective Representatives), without the prior written consent of Buyer, for a period of two (2) years following the Closing Date; provided, however, the foregoing shall not apply to (i) any use or disclosure of such information by Sellers or their respective Affiliates (A) in connection with any services under the Transaction Services Agreement, License Agreements or other agreements between Sellers or their Affiliates and Buyer or its Affiliates requiring the use or disclosure of such information, (B) required by any applicable Law, any stock exchange requirements (based upon the reasonable advice of counsel) and in connection with claims (including the defense of claims) and the enforcement of any right or remedy, in each case, relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby, or (ii) any information (A) pertaining to the Excluded Assets, the Excluded Liabilities or the Retained Business, (B) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.06(b)), (C) that Sellers can establish was independently developed by Sellers (other than by the Business prior to the Closing) without use of any confidential information with respect to the Business, or (D) was made available to Sellers by a third party with the right to disclose such information.

(c)               Subject to Section 6.10, following the Closing Date, Buyer and its Affiliates (including, after the Closing, the Purchased Subsidiary) will hold confidential all information related to the Excluded Assets, the Excluded Liabilities and the Remaining Business and not disclose such information to any third party (other than to each other and their respective Representatives), without the prior written consent of Sellers, for a period of two (2) years following the Closing Date; provided, however, the foregoing shall not apply to (i) any use or disclosure of such information by Buyer or its Affiliates (A) in connection with any services under the Transaction Services Agreement, License Agreements or other agreements between Buyer or its Affiliates and Sellers or their Affiliates requiring the use or disclosure of such information, (B) required by any applicable Law, any stock exchange requirements (based upon the reasonable advice of counsel) and in connection with claims (including the defense of claims) and the enforcement of any right or remedy, in each case, relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby, or (ii) any information (A) pertaining to the Transferred Assets or the Business, (B) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.06(c)), (C) that Buyer can establish was independently developed by Buyer without use of any confidential information with respect to the Excluded Assets, the Excluded Liabilities or the Remaining Business, or (D) was made available to Buyer by a third party with the right to disclose such information.

Section 6.07.      Non-Competition; Non-Solicitation.

(a)               For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (other than through Buyer or its Subsidiaries), (i) engage in the Restricted Business in the Territory; or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory; provided, that Parent and its Subsidiaries may (A) own or acquire, directly or indirectly, solely as an investment, securities, equity interests or indebtedness of any Person engaged in the Restricted Business traded on any national securities exchange if Parent is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 10% or more of any outstanding securities, equity interests or indebtedness of such Person, or (B) acquire any business or Person engaged in any Restricted Business if such Restricted Business accounted for less than 15% of such business’ or Person’s consolidated annual revenues during the fiscal year prior to such acquisition being made (or, if earlier, the entry in to the definitive agreement providing for the making of such acquisition).

(b)               During the Restricted Period, Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, hire for employment or engagement any Transferred Employee; provided that the foregoing restriction shall not apply to (i) a general solicitation which is not directed specifically to any such employees and hiring as a result thereof, (ii) any employee whose employment has been terminated by Buyer or its Subsidiaries (including after the Closing, the Purchased Subsidiary), or (iii) after three (3) months from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)               During the Restricted Period, Buyer shall not, and shall not permit any of its Subsidiaries (including after the Closing, the Purchased Subsidiary) to, directly or indirectly, hire for employment or engagement any Person who was an employee of Parent or its Subsidiaries as of immediately prior to the Closing (other than the Transferred Employees); provided that the foregoing restriction shall not apply to (i) a general solicitation which is not directed specifically to any such employees, (ii) any employee whose employment has been terminated by Parent or its Subsidiaries, or (iii) after three (3) months from the date of termination of employment, any employee whose employment has been terminated by the employee (without any encouragement from Buyer or its Subsidiaries).

(d)               Each Party acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of the Parties and constitute a material inducement to each Party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08.      Exclusivity.

(a)               Sellers agree that, unless this Agreement is terminated by its terms, no Seller shall (and each Seller shall not cause or permit any of its Affiliates, agents or other Representatives or any other Person acting on their behalf to), directly or indirectly, through any officer, director, shareholder, partner, member, manager, Affiliate, employee, agent, investment banker, attorney, accountant or other representative or otherwise, (i) solicit, initiate or knowingly encourage the submission of any proposal or offer (an “Acquisition Proposal”) from any Person (including any of its officers, directors, partners, shareholders, members, managers, Affiliates, employees, agents and other representatives) relating to purchase of any of the Purchased Interests or any merger or consolidation, or acquisition or purchase of all or any portion of the ownership interests of, or any material asset of, or all or substantially all of the assets of, the Business, the Purchased Subsidiary and/or the Transferred Assets other than the sale or disposition of immaterial assets in the Ordinary Course of Business, or (ii) participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information with respect to, or otherwise cooperate in any way with, or enter into any agreement or understanding with any Person, or assist or participate in, facilitate or knowingly encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

(b)               Sellers shall (and shall cause their respective officers, directors, Affiliates, employees, agents, investment bankers, attorneys, accountants or other Representatives to) immediately cease and cause to be terminated all contacts, discussions and negotiations with third parties (other than Buyer and its Affiliates, agents and Representatives) regarding any Acquisition Proposal.

Section 6.09.      Litigation Support and Cooperation. If and for so long as any Party is actively contesting or defending against any Claim arising in connection with (a) the transactions contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business, the Purchased Subsidiary or the Transferred Assets (other than an action brought by one Party against another Party or Parties under the terms of this Agreement or in connection with the transactions contemplated hereby), each of the Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records relating solely to the Business, the Purchased Subsidiary or the Transferred Assets (to the extent in its possession) as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII); provided, however, that such access shall not unreasonably interfere with Buyer’s or its Affiliates’, or Sellers or their respective Affiliates’, as the case may be, respective businesses; and provided, further that a Party may restrict the foregoing access to the extent that (i) such restriction is required by applicable Law, including COVID, (ii) such access or provision of information would reasonably be expected to result in a violation of confidentiality obligations to a third party, (iii) disclosure of any such information would result in the loss or waiver of the attorney-client privilege, or (iv) such access, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any of their respective employees or other Representatives.

Section 6.10.      Public Announcements. Unless otherwise required by applicable Law, compliance with the SEC or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement and shall consider in good faith the comments of the other Party.

Section 6.11.      Post-Signing Contracts. From time to time until ten (10) Business Days prior to the Closing, Sellers may add additional Critical IP Licenses to the list of Post-Signing Contracts by delivering written notice with respect thereto to the Buyer. Following Buyer’s receipt (whether direct or through the virtual dataroom) of complete and correct copies of each Post-Signing Contract (including all modifications, amendments and supplements thereto and waivers thereunder), Buyer shall review such Post-Signing Contracts and shall inform Sellers in writing of any objections to the Post-Signing Contracts prior to Closing (each, a “Contract Objection”). Sellers shall designate each such Post-Signing Contract as either a Transferred Contract or a Shared Contract when such Post-Signing Contract is delivered to Buyer. Buyer and Sellers shall cooperate in good faith to resolve any Contract Objections as promptly as possible. If the Parties are unable to resolve a Contract Objection, Buyer shall have the right to remove any Post-Signing Contract that is the subject of such unresolved Contract Objection as a Transferred Contract or a Shared Contract, as applicable, and such Post-Signing Contract shall be an Excluded Asset (each, an “Excluded Post-Signing Contract”). Buyer shall have no responsibility or liability for any Excluded Post-Signing Contract. Buyer shall deliver to Sellers a list of all Excluded Post-Signing Contracts at least five (5) Business Days prior to Closing.

Section 6.12.      Approvals and Consents.

(a)               Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, directly or indirectly, any asset (including any Contract), claim or right, or any benefit arising under or resulting from such asset, claim or right, if an attempted direct or indirect assignment thereof, without the consent or waiver of a Third Party (each, a “Consent”), would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to a Contract concerning such asset, claim or right or would in any way adversely affect the rights of Sellers or their respective Affiliates or, upon transfer, Buyer under such asset, claim or right. If any direct or indirect transfer or assignment by Sellers or their respective Affiliates to, or any direct or indirect assumption by Buyer of, any interest in, or liability, obligation or commitment under, any asset, claim or right requires a Consent, then such transfer, assignment or assumption shall be made subject to such Consent being obtained; provided that to the extent such Consent is not able to be obtained in accordance with the provisions of this Section 6.12, the provisions of Section 6.12(c) shall apply to such asset, claim or right.

(b)               Following the date hereof until the Closing Date, the Parties shall cooperate with each other and use their respective commercially reasonable efforts, subject to and without limiting anything contained in this Agreement, to obtain all material Consents, including those set forth on Schedule 6.12(b). Neither Sellers nor any of their respective Affiliates shall have any obligation to (i) pay any consideration to any Person for the purpose of obtaining any Consent, or (ii) pay any costs or expenses of any Person in connection with obtaining any Consent, unless all of such costs and expenses (if any) will be borne exclusively by Buyer. Nothing in this provision shall affect any obligation in any Ancillary Agreement to the extent expressly provided therein. Without limiting the foregoing, Buyer shall provide each Seller (or their applicable Affiliates) such information and references (including regarding its creditworthiness) as may reasonably and timely be requested by any relevant Third Party for the purposes of obtaining the required Consents and shall enter into such undertakings or procure such guarantees in favor of any relevant Third Party as may be reasonably requested by such relevant Third Party for the purposes of obtaining the required Consents. The provisions of this Section 6.12 shall not apply with respect to the Shared Contracts, with respect to which Section 6.13 shall apply.

(c)               Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, neither this Agreement nor any Ancillary Agreement shall constitute an agreement to sell, assign, transfer, convey, deliver or assume any asset that would constitute a Transferred Asset if such asset is not transferable in accordance with applicable Law or with any requisite Consent. If the transfer or assignment of any asset intended to be transferred or assigned hereunder is not consummated prior to or on the Closing Date, whether as a result of a prohibition on transfer due to a violation or breach of applicable Law or any other requisite Consent, then Sellers shall thereafter hold such asset (a “Non Assignable Asset”) for the use and benefit, insofar as legally permitted and reasonably possible, of Buyer until the consummation of the transfer or assignment thereof, but in no event longer than twelve (12) months after the Closing Date (or as otherwise mutually determined by the Parties). In addition, for the period beginning on the Closing Date and not to exceed twelve (12) months after the Closing Date, to the extent permitted by Law, Sellers shall use their commercially reasonable efforts to take such other actions as may reasonably be requested by Buyer in order to place Buyer, insofar as legally permitted and reasonably possible, in the same position as if such Non Assignable Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Non Assignable Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, are to inure from and after the Closing Date to Buyer. After the Closing, Buyer shall indemnify and hold harmless Sellers and their Affiliates, Representatives, successors and assigns from and against any and all Liabilities based upon, arising out of or relating to the performance of, or failure to perform, any obligations under the Non Assignable Assets that are at the direction of or for the benefit of Buyer. To the extent that any Non Assignable Asset contains an “evergreen” provision that automatically renews such Non Assignable Asset unless terminated or cancelled by either party thereto, Sellers shall not be prohibited from terminating or canceling such Non Assignable Asset as permitted pursuant to the terms thereof with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, any such Non Assignable Asset shall still be considered a Transferred Asset. Sellers shall not be obligated, in connection with the foregoing, to expend any money or personnel in connection with the maintenance of the Non Assignable Asset unless the necessary funds or expenses or costs associated with such maintenance are advanced by Buyer, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Buyer; provided, however, that Sellers shall, as promptly as practicable, provide notice to Buyer of the amount of all such expenses and fees.

(d)               Following the date hereof, the Parties shall cooperate with each other and use their respective commercially reasonable efforts, subject to and without limiting anything contained in this Agreement, to obtain all material approvals or consents from, or to provide or make any material notice or registration filing with (each a “Regulatory Filing”), any Governmental Authority, including any Regulatory Filing required by a Governmental Authority to be made before the Closing Date. Neither Sellers nor any of their respective Affiliates shall have any obligation to pay any costs or expenses in connection with making a Regulatory Filing, unless all of such costs and expenses (if any) will be borne exclusively by Buyer.

Section 6.13.      Shared Contracts.

(a)               Except as otherwise agreed by Sellers and Buyer or as otherwise expressly provided in this Agreement or the Ancillary Agreements (including with respect to any Contract identified by Buyer and Sellers as reasonably necessary for Buyer to continue operation of the Business upon termination of any service provided under the Transition Services Agreement), until the expiration or termination date of the applicable Shared Contract (assuming, for these purposes, that the then-current term in effect as of immediately prior to the Closing is not renewed or extended), the Parties shall (and shall cause their Affiliates to) use commercially reasonable efforts to obtain or structure an arrangement for Buyer to receive the rights and benefits, and bear the obligations and burdens, of the portion of such Shared Contract that relates to and is allocated to the Business, as reasonably agreed by the Parties, and is reasonably necessary for Buyer to continue operation of the Business upon termination of any service provided under the Transition Services Agreement, in each case, as reasonably agreed by the Parties; provided, that Sellers and their respective Affiliates shall not be required to take any action that would, in the good-faith judgment of Sellers, constitute a breach or other contravention of the rights of any Person(s), be ineffective under, or contravene, applicable Law or any such Shared Contract or adversely affect the contractual rights of Sellers or any of their respective Affiliates. Buyer shall indemnify and hold harmless Sellers and their respective Affiliates for and against all Liabilities (including Tax Liabilities) arising out of or relating to each such arrangement. With respect to any Liability pursuant to, under or relating to any Shared Contract, such Liability shall be allocated between the applicable Seller, on the one hand, and Buyer, on the other hand, as follows: (i) if a Liability is incurred solely in respect of the Business or the other businesses of such Seller, such Liability shall be allocated to Buyer (to the extent it would otherwise constitute an Assumed Liability) or such Seller (to the extent it would otherwise constitute an Excluded Liability), and (ii) if a Liability cannot be so allocated under clause (i), such Liability shall be allocated to such applicable Seller or Buyer, as the case may be, based on the relative proportion of total benefit received by the Business (taking into account the extent to which such Liability would otherwise constitute an Assumed Liability or an Excluded Liability hereunder) and the other businesses of such Seller under the relevant Shared Contract, as reasonably determined by the Parties consistent with this Agreement. Notwithstanding the foregoing, each of Sellers and Buyer shall be responsible for any or all Liabilities arising from its (or its Affiliates’) direct or indirect breach of any Shared Contract; provided, that neither Party shall be responsible for any Liabilities that arise from taking any action at the request of the other Party even if such action constitutes a direct or indirect breach of any Shared Contract.

(b)               Nothing in this Section 6.13 shall be construed so as to require any of the Parties or their respective Affiliates to pay money to any Third Party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party in connection with the separation or transfer of, or otherwise in respect of, any Shared Contract. For the avoidance of doubt, neither Sellers nor Buyer shall be required to provide credit support for the other Party in respect of such other Party’s portion of a Shared Contract.

Section 6.14.      Transition Services Agreement. Prior to the Closing Date, Buyer and Sellers shall discuss and negotiate in good faith such updates and modifications to the Annexes to the Transition Services Agreement as may be mutually agreed by the Parties.

Section 6.15.      Equity Offering.

(a)               Following the date hereof, each Seller acknowledges that Buyer shall undertake an offering of Common Stock or other securities convertible into Common Stock or such other securities for a capital raise (the “Equity Offering”); provided that in the event that the Buyer Pro Forma Total Enterprise Value (taking into account the Equity Offering proceeds) would be below $275,000,000, Buyer and Parent shall discuss an appropriate amendment to the number of Issued Shares; provided, further, that in the event that Buyer and Parent cannot come to an agreement with respect to such amendment the Equity Offering shall not proceed. Buyer shall consult with Sellers and keep Sellers reasonably apprised of the status of the Equity Offering. Buyer shall provide Sellers with a reasonable opportunity to review and comment on any forms, documents and reports in connection with the Equity Offering to be filed with the SEC, as applicable, and consider in good faith all comments reasonably proposed by Sellers. Buyer shall use, and shall cause its Affiliates to use, its and their commercially reasonable efforts to complete the Equity Offering as soon as possible, and Sellers shall provide, and shall cause their respective controlled Affiliates and Representatives to provide, to Buyer and its Representatives reasonable assistance and cooperation as is reasonably requested by Buyer in connection with the Equity Offering, including assisting Buyer with preparation of customary documents and other materials reasonably necessary in connection with the Equity Offering. The Equity Offering shall be completed immediately prior to or effective as of the Closing.

(b)               Notwithstanding the foregoing, Buyer shall indemnify and hold harmless Parent, Sellers and their respective Affiliates and their respective Representatives from and against any and all Liabilities, Losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of the Equity Offering or any assistance or activities provided in connection therewith.

(c)               In the event there is demand for the Equity Offering in excess of $100,000,000, Buyer shall sell additional securities in the Equity Offering resulting in proceeds in an amount up to the value of twenty percent (20%) of the Issued Shares, with the value of each Issued Share being equal to (i) the value of the Common Stock or other securities convertible into a share of Common Stock that is being sold in the Equity Offering, or (ii) in the event another form of securities is being offered in the Equity Offering, or if the Equity Offering is consummated more than five (5) days prior to the Closing Date, the VWAP of Buyer Closing Common Stock (the equivalent shares sold, “Sold Shares”). Buyer shall deliver to Parent, as part of the Purchase Price, the gross proceeds from such sale of additional securities in the Equity Offering in excess of $100,000,000 in lieu of the Sold Shares at Closing.

Section 6.16.      Audit of Business1.1. Sellers shall, or shall cause its Affiliates to, engage UHY LLP to (a) conduct an audit of the balance sheets of the Business as of December 31, 2018 and 2019, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements, (b) perform reviews of the Business’s unaudited financial information for the six (6) months ended June 30, 2020 and 2019, and (c) review the income tax provisions and related footnote disclosures in connection with the audits and quarterly reviews of the financial statements referenced in clauses (a) and (b) (collectively, the “Business Audit”) and shall use commercially reasonable efforts to have such Business Audit completed by the Closing; provided, that Buyer shall be responsible for all fees and expenses payable to UHY LLP by Sellers or their respective Affiliates (whether or not the Closing shall have occurred). Sellers shall keep Buyer reasonably informed of the status of the Business Audit, and Buyer shall provide reasonable assistance and cooperate with Sellers in connection with the Business Audit.

Section 6.17.      Receivables. From and after the Closing, if Sellers or any of their Affiliates receives or collects any funds relating to any accounts receivable of the Business or any other Transferred Asset, Sellers or any of their Affiliate shall remit such funds to Buyer within ten (10) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Sellers within ten (10) Business Days after its receipt thereof.

Section 6.18.      Transfer of Domain Names. Within thirty (30) days following the Closing Date, Sellers shall, for no additional consideration, execute documents, papers, forms, and authorizations, and take such other actions as are reasonably necessary to effectuate the transfer of exclusive control of the Domain Names to Buyer, and enable Buyer to register the Domain Names in the name of Buyer (or Buyer’s designee) with Buyer’s preferred domain name registry or as Buyer may otherwise designate, including unlocking the Domain Names and providing the transfer authorization codes to Buyer, and complying with all reasonable registrar transfer requirements. Following the Closing, Sellers irrevocably consent and authorize the registrars of the Domain Names to transfer them to Buyer.

Section 6.19.      Cooperation Regarding Onboarding. Subject to applicable Law, between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement, Sellers shall use commercially reasonable efforts to cooperate with and make appropriate employees, consultants and contractors reasonably available to Buyer to assist Buyer, at Buyer’s expense in respect of actual out-of-pocket onboarding costs, to plan and implement necessary and appropriate policies, procedures and other arrangements in connection with the transition of ownership of the Business; provided, that such access may be limited to the extent, in light of COVID-19 or COVID-19 Measures, such access would jeopardize the health and safety of any of their respective employees or other Representatives.

Section 6.20.      Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements. Sellers shall not be obligated to pay any consideration therefor to any Third Party from whom consent or approval is requested.

Section 6.21.      Stock Exchange Listing. Buyer shall use its commercially reasonable efforts to cause the Issued Shares to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing.

Section 6.22.      Proxy Statement.

(a)               As soon as reasonably practicable following the date of this Agreement, Buyer shall prepare (with Sellers’ reasonable cooperation) a proxy statement to be made available to the stockholders of Buyer relating to the Buyer Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and cause it to be furnished to the SEC and to be sent or otherwise made available to the stockholders of Buyer relating to the Buyer Stockholder Meeting in compliance with applicable Law, including the Exchange Act and the Securities Act, it being understood that Buyer shall use reasonable best efforts to file the Proxy Statement within forty-five (45) days after the date hereof and in any event shall file the Proxy Statement with the SEC no later than sixty (60) days after the date hereof. Buyer shall promptly notify Sellers upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Sellers with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Buyer shall use its commercially reasonable efforts to respond as soon as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to the furnishing of the Proxy Statement (or any amendment or supplement thereto) to the SEC and making it available to the stockholders of Buyer or responding to any comments of the SEC with respect thereto, Buyer shall (A) provide Sellers with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (B) consider in good faith all comments reasonably proposed by Sellers. Buyer shall also take any other action required to be taken under the Securities Act, the Exchange Act, the Nasdaq or any other applicable Law in connection with the transactions contemplated by this Agreement and the issuance of the Issued Shares.

(b)               Buyer, on the one hand, and Sellers, on the other hand, each covenant that none of the information supplied or to be supplied by Buyer or Sellers, as applicable, for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first filed with the SEC or mailed or otherwise made available to the stockholders of Buyer or at the time of the Buyer Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with applicable Law, including the requirements of the Exchange Act and the rules and regulations thereunder.

(c)               If, at any time prior to the receipt of the Requisite Buyer Stockholder Approval, any information relating to Buyer or any of its Affiliates, should be discovered by Buyer which, in the reasonable judgment of Buyer, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Buyer shall promptly notify Sellers, and Buyer and Sellers shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of Buyer.

Section 6.23.      Buyer Stockholder Meeting.

(a)               Subject to the earlier termination of this Agreement in accordance with Article IX hereof, in accordance with applicable Law and its organizational documents, Buyer shall, as soon as practicable after the Proxy Statement is declared effective under the Securities Act, establish a record date for, duly call, give notice of, convene and hold a special meeting of the stockholders of Buyer (together with any adjournment or postponement thereof, the “Buyer Stockholder Meeting”) for the purpose of seeking the Requisite Buyer Stockholder Approval, and shall submit such proposal to such holders entitled to vote at the Buyer Stockholder Meeting and shall not submit any other proposal that is not related to the transactions contemplated by this Agreement to such holders in connection with the Buyer Stockholder Meeting without the prior written consent of Sellers (not to be unreasonably withheld, conditioned or delayed). The record date for the Buyer Stockholder Meeting shall be determined with prior consultation with Sellers. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not adjourn or postpone the Buyer Stockholder Meeting without Sellers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that without Sellers’ prior written consent, Buyer may adjourn or postpone the Buyer Stockholder Meeting (i) after consultation with Sellers, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement is provided to the stockholders of Buyer within a reasonable amount of time in advance of the Buyer Stockholder Meeting or (ii) to a date that is in the aggregate not more than thirty (30) days following the originally scheduled date (or the date rescheduled pursuant to clause (i) hereof) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Buyer Stockholder Meeting or to obtain the Requisite Buyer Stockholder Approval, in order to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Requisite Buyer Stockholder Approval.

(b)               The Buyer Board(i) shall recommend that the stockholders of Buyer vote in favor of the authorization and approval of any of the matters subject to the Requisite Buyer Stockholder Approval, (ii) shall include the Buyer Board Recommendation in the Proxy Statement, and (iii) shall not withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to Sellers, the Buyer Board Recommendation. For the avoidance of doubt, nothing in this Section 6.23(b) shall prohibit Buyer from disclosing to its stockholders any fact or circumstance that is required to be disclosed under applicable Law or that the Buyer determines, in good faith and after consultation with its outside legal counsel, is material to the stockholders of Buyer in making their decision in how to vote on the matters subject to the Requisite Buyer Stockholder Approval; provided that to the extent that Buyer reasonably determines that such disclosure could have substantially the same effect as a withdrawal, qualification or modification of the Buyer Board Recommendation in a manner adverse to Sellers, Buyer shall publicly reaffirm the Buyer Board Recommendation concurrently with making such disclosure.

Section 6.24.      Post-Closing Access. From and after the Closing, for a period of six (6) years, Buyer shall, and shall cause its Affiliates (including the Purchased Subsidiary) to, (i) give Sellers and their Representatives reasonable access, during normal business hours and upon reasonable prior written notice and subject to applicable Laws relating to the exchange of information, to the business records of Buyer and its Affiliates, including the Purchased Subsidiary, relating to the Business, the Transferred Assets or operations of the Purchased Subsidiary on or before the Closing Date for any proper business purpose, and (ii) use commercially reasonable efforts to cause the employees of Buyer and its Affiliates (including the Purchased Subsidiary) to cooperate with Sellers and their Representatives, in each case, to the extent reasonably requested by Sellers in connection with accounting, Tax, SEC reporting and other similar needs to the extent relating to the Business on or before the Closing Date; provided, that such access may be limited to the extent Buyer reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any of its employees or other Representatives.

Section 6.25.      Post-Closing Asset Transfers. In the event that at any time or from time to time after the Closing Date, Buyer or any of its Affiliates, including the Purchased Subsidiary, possesses any Excluded Asset or asset that does not primarily relate to the Business, Buyer shall promptly notify Sellers and shall transfer, or cause to be transferred, such Excluded Asset or asset to Sellers for no consideration. Prior to any such transfer, Buyer shall hold such asset in trust for the benefit of Sellers. In the event that at any time or from time to time after the Closing Date, Sellers or any of its Affiliates possess any asset which Sellers or their respective Affiliates owned on the Closing Date that was primarily used in connection with the Business which were not transferred to or otherwise held by Buyer pursuant to the terms of this Agreement, but would have otherwise been transferred as part of this Agreement but for that fact that such asset was not identified, discovered or located until after the Closing Date or inadvertently was not assigned, Sellers shall promptly notify Buyer and shall, or shall transfer, assign, or cause to be transferred or assigned, such property or asset to Buyer, for no additional consideration. Prior to any such transfer, Sellers shall hold such property or asset in trust for the benefit of Buyer.

Section 6.26.      SEC Reports. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (a) timely file or furnish all forms, documents and reports required to be filed or furnished by it with the SEC, (b) resolve any outstanding or unresolved comments in any comment letters from the staff of the SEC received by Buyer relating to any of its forms, documents or reports filed or furnished with the SEC, or any determination letter received from the Nasdaq, and (c) take all actions necessary to comply in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and the applicable listing and corporate governance rules and regulations of the Nasdaq.

Section 6.27.      Seller Marks. After the Closing, Buyer, for itself and its Affiliates, acknowledges and agrees that neither Buyer nor any of its Affiliates shall have any rights in any of the Seller Marks and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of Sellers or any of their Affiliates in or to the Seller Marks. In furtherance of the forgoing, as soon as practicable following the Closing Date, but no later than 180 days following such date, Buyer shall remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery and packaging and take all such other steps as may be required or appropriate to cease use of the Seller Marks; provided, however, notwithstanding anything to the contrary herein, Buyer shall not be in breach of this Section 6.27 by reason of (i) the appearance of the Seller Marks in or on any manuals, work sheets, operating procedures, other written or electronic data, materials or assets existing as of the Closing that are used for internal purposes only in connection with the Business, provided that Buyer endeavors to remove such appearances of the Seller Marks in the ordinary course of the operation of the Business; or (ii) the appearance of the Seller Marks in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that Sellers distributed in the ordinary course of business or pursuant to a Contract prior to the Closing Date, and that generally are in the public domain, or any other similar uses by any such third party over which Buyer has no control, or (iii) the use by Buyer of the Seller Marks in a non-trademark manner for purposes of conveying to customers or the general public that the ownership of the Business has changed.

Section 6.28.      Warranty Claims. With respect to the warranty obligations arising in respect of products sold or delivered or services performed by the Business prior to Closing (“Pre-Closing Warranty Claims”), Buyer shall satisfy any and all obligations related to Pre-Closing Warranty Claims, if any, pursuant to commercial customer contracts included in the Transferred Assets and in accordance with Sellers’ standard policies with respect to products and services warranty obligations, and Parent shall, or shall cause Sellers to, reimburse Buyer for the reasonable documented costs and expenses incurred by Buyer in satisfying such obligations to the extent such costs and expenses exceed $200,000; provided that, to the extent that the amounts reimbursed by or on behalf of Parent pursuant to this Section 6.28 exceed $200,000 in the aggregate, with respect to any costs and expenses relating to the Pre-Closing Warranty Claims in excess of $400,000 in the aggregate Parent shall, or shall cause Sellers to, reimburse Buyer for fifty percent (50%) of such reasonable documented costs and expenses.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

Section 7.01.      Conditions to Each Party’s Obligation. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the fulfillment or written waiver (to the extent permitted by Law) by Sellers and Buyer, at or prior to the Closing, of the following conditions:

(a)               No Legal Prohibition. No statute, rule, regulation, order or other Law shall be enacted, promulgated, entered or enforced by any Governmental Authority of competent jurisdiction that would prohibit consummation by such Party of the transactions contemplated hereby.

(b)               No Injunction. Such Party shall not be prohibited from consummating the transactions contemplated hereby by any Governmental Order of competent jurisdiction.

(c)               Stockholder Approval. The Requisite Buyer Stockholder Approval shall have been obtained.

(d)               Equity Offering. Buyer shall have completed the Equity Offering or shall be completed simultaneously with the Closing.

Section 7.02.      Conditions to Obligation of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver (to the extent permitted by Law) by Buyer, at or prior to the Closing, of each of the following conditions:

(a)               Representations and Warranties. (i) The representations and warranties of Sellers contained in Article IV of this Agreement (other than the Seller Fundamental Representations and Section 4.05(a)) shall be true and correct (without giving effect to any qualifications or limitations contained therein as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), in each case, other than for failures of such representations and warranties of Sellers to be so true and correct which do not have or are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the Seller Fundamental Representations and Section 4.05(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)               Covenants of Sellers. Sellers shall have duly performed and complied in all material respects with all of the covenants, acts, agreements and undertakings required to be performed by each of them under this Agreement on or prior to the Closing.

(c)               Third Party Consents. Buyer shall have received the Third Party consent set forth in Schedule 7.02(c).

(d)               Business Audit. Sellers shall have delivered the completed Business Audit to Buyer, and such Business Audit shall not have any deviations from the Unaudited Financial Statements that result in a Material Adverse Effect.

(e)               No Material Adverse Effect. No Material Adverse Effect has occurred and is continuing since the date of this Agreement.

(f)                Deliveries. Sellers shall have made all of the deliveries to Buyer set forth in Section 3.02(a) hereof (other than deliveries to be made at the Closing) and all agreements required to be delivered pursuant to Section 3.02(a) shall be in full force and effect as of the Closing.

Section 7.03.      Conditions to Obligation of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver (to the extent permitted by Law) by Sellers, at or prior to the Closing, of each of the following conditions:

(a)               Representations and Warranties. (i) The representations and warranties of Buyer contained in this Agreement (other than the Buyer Fundamental Representations and Section 5.07) shall be true and correct (without giving effect to any qualifications or limitations contained therein as to materiality or Buyer Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), in each case, other than for failures of such representations and warranties of Buyer to be so true and correct which do not have or are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) the Buyer Fundamental Representations and Section 5.07 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)               Covenants of Buyer. Buyer shall have duly performed and complied in all material respects with all of the covenants, acts, agreements and undertakings required to be performed by it under this Agreement on or prior to the Closing.

(c)               Lender Approval. Sellers shall have received evidence that the lender under the Senior Secured Credit Agreement has consented to and approved the transactions contemplated by this Agreement.

(d)               No Buyer Material Adverse Effect. No Buyer Material Adverse Effect has occurred and is continuing since the date of this Agreement.

(e)               Deliveries. Buyer shall have made all of the deliveries to Sellers set forth in Section 3.02(b) hereof (other than deliveries to be at the Closing) and all agreements required to be delivered pursuant to Section 3.02(b) shall be in full force and effect as of the Closing.

ARTICLE VIII

INDEMNIFICATION

Section 8.01.      Survival. None of the respective representations, warranties, covenants or agreements of the Parties contained in this Agreement shall survive the Closing, except that:

(a)               the representations and warranties of Sellers as to the matters set forth in Article IV of this Agreement (the “Seller Surviving Representations”), and a Party’s right to indemnification pursuant to Sections 8.02(a) shall survive the Closing until the date that is fifteen (15) months after the Closing Date (the “Cutoff Date”); provided that (i) the Seller Fundamental Representations and the representations and warranties set forth in Section 4.07(a) (Title to Transferred Assets) shall survive the Closing for five (5) years after the Closing, (ii) the representations and warranties set forth in Section 4.16 (Taxes) shall survive until the expiration of the applicable statute of limitations plus sixty (60) days, (iii) the representations and warranties set forth in Section 4.09(j) (Critical IP Licenses) shall survive the Closing for two (2) years after the Closing, and (iv) any Claims for Fraud of a Party shall survive the Closing until the expiration of the applicable statute of limitations;

(b)               the representations and warranties of Buyer as to the matters set forth in Article V of this Agreement (the “Buyer Surviving Representations”) shall survive the Closing until the Cutoff Date; provided that the Buyer Fundamental Representations shall survive for five (5) years after the Closing; and

(c)               any covenant or agreement which by its terms is to be performed after the Closing shall survive until such covenant or agreement has been fully performed in accordance with the terms of this Agreement and any Claims with respect thereto shall survive the Closing for the same periods (each of the periods referenced in Sections 8.01(a), (b) and (c), a “Survival Period”).

Notwithstanding the foregoing, any Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable Survival Period shall not thereafter be barred by the expiration of such Survival Period and such Claims shall survive until finally resolved.

Section 8.02.      Indemnification by Sellers. Subject to the other terms and conditions of this Article VIII, from and after the Closing, Sellers, jointly and severally, shall indemnify each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold the Buyer Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of or with respect to:

(a)               any inaccuracy in or breach of any of Seller Surviving Representations;

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement; or

(c)               any Excluded Asset or any Excluded Liability.

Section 8.03.      Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, from and after the Closing, Buyer shall indemnify each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold the Seller Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of or with respect to:

(a)               any inaccuracy in or breach of any of the Buyer Surviving Representations;

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)               any Assumed Liability.

Section 8.04.      Certain Limitations. The Party making a Claim under this Article VIII is referred to as the “Indemnified Party”, and the Party against whom such Claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)               Notwithstanding anything to the contrary contained in this Article VIII, any amount payable pursuant to Section 8.02 in respect of any Losses under such Section 8.02 (i) shall be decreased to the extent that the amount of such Losses were included in the final determination of Net Working Capital and (ii) shall be determined without duplication of recovery in the event of Losses arising from or relating to a breach of more than one covenant or agreement for which indemnification is provided under Section 8.02.

(b)               The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a) (other than with respect to the Seller Fundamental Representations and the Buyer Fundamental Representations, respectively, and the representations and warranties set forth in Section 4.09(j)), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) (other than with respect to the Seller Fundamental Representations and the Buyer Fundamental Representations, respectively, and the representations and warranties set forth in Section 4.09(j)) exceeds $350,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. Without limiting the generality of the foregoing, no Indemnifying Party shall be liable hereunder with respect to any individual claim, or series of claims arising from the same set of circumstances, that results in otherwise indemnifiable Losses under Section 8.02(a) or Section 8.03(a) (other than with respect to the Seller Fundamental Representations and the Buyer Fundamental Representations, respectively, and the representations and warranties set forth in Section 4.09(j)), and such Losses shall not be counted toward satisfaction of the Deductible, unless such Losses exceed $25,000.

(c)               The aggregate amount of all Losses for which an Indemnifying Party shall be liable (i) pursuant to Section 8.02(a) (other than the Seller Fundamental Representations and the representations and warranties set forth in Section 4.09(j) and Section 4.16) or Section 8.03(a) (other than the Buyer Fundamental Representations) shall not exceed $3,000,000 and (ii) pursuant to Section 8.02(a) (solely with respect to the Seller Fundamental Representations and the representations and warranties set forth in Section 4.09(j) and Section 4.16), Section 8.02(b) or Section 8.02(c), or pursuant to Section 8.03(a) (solely with respect to the Buyer Fundamental Representations), Section 8.03(b) or Section 8.03(c), as the case may be, shall not exceed $45,000,000. Notwithstanding anything herein to the contrary, in no event shall the maximum aggregate amount of Losses that may be recovered by an Indemnified Party from an Indemnifying Party under this Agreement exceed $45,000,000.

(d)               Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e)               It is expressly agreed and acknowledged by the Parties that for purposes of a Party’s right to indemnification pursuant to Sections 8.02(a) and 8.03(a), the representations and warranties of Sellers or Buyer, as applicable, (other than in the case of the representations and warranties contained in Section 4.04(a) (Financial Statements), Section 4.05(a) (Absence of Certain Changes), Section 4.09(j) (Critical IP Licenses), Section 4.12(b) (Permits), Section 4.14(a) (Employee Benefit Matters), Section 5.07 (Absence of Certain Changes), and Section 5.08(b) (Financial Statements), and the definitions of “Material Contracts”, “Material Customers”, and “Material Suppliers”, in each case which shall be qualified as set forth therein), shall not be deemed qualified by any references to materiality or to material adverse effect or words of similar import contained in such representation or warranty.

Section 8.05.      Indemnification Procedures.

(a)               If any Indemnified Party receives notice of the assertion or commencement of any Claim made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by such delay or failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Within twenty (20) days after delivery of such notification, the Indemnifying Party shall have the right to, upon written notice thereof to the Indemnified Party, assume control of and conduct, at the Indemnifying Party’s sole cost and expense, the defense of such Third Party Claim (with counsel reasonably satisfactory to the Indemnified Party); provided, that as a condition precedent to the Indemnifying Party’s right to assume and conduct such defense, within twenty (20) after the Indemnified Party has given notice of such Third Party Claim, (A) the Indemnifying Party must notify the Indemnified Party in writing that the Indemnifying Party shall undertake the defense of such Third Party Claim and (B) the Indemnifying Party must agree in writing with the Indemnified Party to indemnify the Indemnified Party from and against Losses that the Indemnified Party may suffer or incur or to which the Indemnified Party may otherwise become subject and which arise from or as a result of or are connected with such Third Party Claim to the extent such Losses are indemnifiable under this Article VIII. If the Indemnifying Party undertakes the defense of such Third Party Claim in accordance with this Section, the Indemnified Party will, at the expense of Indemnifying Party, cooperate in such defense; provided that the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim if such judgment or settlement (i) provides for any relief other than the payment of monetary damages, (ii) does not include as an unconditional term thereof the giving by the third party claimant to the Indemnified Party of a release from all Liability in respect thereof, and/or (iii) commits the Indemnified Party to take, or to forbear to take, any action. After written notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Notwithstanding the foregoing, the Indemnifying Party may not assume control of the defense of or conduct the defense of any Third Party Claim to the extent such claim constitutes a Third Party Claim (A) involving any criminal or quasi-criminal Proceeding, action, indictment, allegation or investigation or seeking to impose any criminal penalty, fine or other sanction, (B) made by any Governmental Authority, (C) in which relief other than monetary Losses is sought, including any injunctive or other equitable relief, or (D) whereby the Indemnified Party has been advised by counsel in writing that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party. Section 6.05(f), and not this Section 8.05, shall govern the conduct and control of any Tax Matter.

(b)               If the Indemnifying Party does not so assume or does not have the right to so assume control of the defense of a Third Party Claim, the Indemnified Party shall control such defense. The Indemnifying Party may participate in such defense, and may hire separate counsel at its own expense. The Indemnified Party shall keep the Indemnifying Party reasonably advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Indemnifying Party with respect thereto. The parties shall reasonably cooperate in the defense of any Third Party Claim, with such cooperation to include furnishing the party controlling such defense with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same), and shall otherwise reasonably assist in the defense of such Third Party Claim, including by (i) furnishing and, upon request, procuring the attendance of potential witnesses for interview, preparation, submission of witness statements and the giving of evidence at any related hearing, (ii) promptly furnishing documentary evidence to the extent available to it or its Affiliates, and (iii) providing access to any other relevant party, including any Representatives of such party as reasonably needed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

(c)               Any Claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise actually prejudiced by such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06.      Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07.      Mitigation; Insurance. Each Indemnified Party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. To the extent that any Indemnified Party obtains recovery in respect of any Indemnification Claims from any Third Parties (including any insurers), such Indemnified Party shall first use the funds provided by such recovery (in lieu of funds provided by any other Party pursuant to the indemnification provisions of this Article VIII) to pay or otherwise satisfy such Indemnification Claims and the amount of any Losses with respect to any Indemnification Claim for which indemnification is available under this Article VIII shall be reduced by the amount of such insurance proceeds or other such funds realized or paid to the Indemnified Party. If, after the making of any payment in respect of an Indemnification Claim under this Article VIII, the amount of the Losses to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any Claim, recovery, settlement or payment by or against any other Person, the amount of such reduction will promptly be repaid by the Indemnified Party to the Indemnifying Party.

Section 8.08.      Cooperation; Access to Documents and Information. The Parties shall reasonably cooperate with each other in connection with resolving any Indemnification Claims. Without limiting the generality of the foregoing, any Indemnified Party who desires to assert an Indemnification Claim pursuant to this Agreement shall (a) provide to the Indemnifying Party copies of all documents, books, records and other information relating to such Indemnification Claim which are in the possession of the Indemnified Party or its Affiliates or can be obtained by the Indemnified Party without undue cost or expense as promptly as practicable and (b) give the Indemnifying Party reasonable access from time to time to the accounting and other appropriate personnel and the independent accountants of the Indemnified Party and its Affiliates (and, if the Indemnification Claim relates to Leased Real Property, reasonable access during normal business hours to such Leased Real Property) in order to permit the Indemnifying Party to obtain information reasonably required to evaluate such Indemnification Claim.

Section 8.09.      Exclusive Remedies. Subject to Section 10.12 and Section 9.03, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims (other than Claims arising from Fraud on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights and Claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.12 or to seek any remedy on account of any Fraud by any Party.

Section 8.10.      Manner of Payment.

(a)               Any amount payable by Sellers to Buyer pursuant to this Article VIII or as an adjustment to the Purchase Price hereunder (such amount, the “Indemnification Payment Amount”) not exceeding $1,000,000 in the aggregate shall be payable, at the election of Sellers, either by (i) wire transfer of immediately available funds to an account or accounts designated by Buyer, or (ii) surrendering a number of shares of Common Stock equal to the quotient of (A) the Indemnification Payment Amount divided by (B) the Buyer Stock Price (rounded down to the nearest whole number) to Buyer, in each case, within five (5) Business Days following the final determination of the claim for indemnification giving rise to such payment obligation. Any Indemnification Payment Amount payable by Sellers to Buyer in excess of $1,000,000 shall be payable by wire transfer of immediately available funds to an account or accounts designated by Buyer within five (5) Business Days following the final determination of the claim for indemnification giving rise to such payment obligation.

(b)               Any amount payable by Buyer to Sellers pursuant to this Article VIII shall be payable by wire transfer of immediately available funds to an account or accounts designated by Sellers within five (5) Business Days following the final determination of the claim for indemnification giving rise to such payment obligation.

ARTICLE IX

TERMINATION

Section 9.01.      Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by either Sellers or Buyer if the Closing shall not have occurred on or prior to December 4, 2020 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)               by either Buyer or Sellers in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any Party whose action or failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the issuance of such Governmental Order;

(c)               by Sellers if Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, in each case, which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured by the earlier of thirty (30) days after receipt of the written notice from Sellers specifying such breach and the Termination Date; provided, that Sellers shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if a Seller is then in breach of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII;

(d)               by Buyer if a Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, in each case, which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured by the earlier of thirty (30) days after receipt of the written notice from Buyer specifying such breach and the Termination Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if Buyer is then in breach of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII;

(e)               by the mutual written consent of Sellers and Buyer; or

(f)                by either Sellers or Buyer if the Requisite Buyer Stockholder Approval shall not have been obtained at the Buyer Stockholder Meeting.

Section 9.02.      Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, written notice thereof shall be given to the other Parties and this Agreement shall forthwith become void and there shall be no liability on the part of either Party or their respective Affiliates, directors, officers or employees except (a) Section 6.06, this Article IX, and Article X shall remain in full force and effect, and (b) that nothing herein shall relieve either Party from liability for any knowing and intentional breach of this Agreement occurring prior to such termination.

Section 9.03.      Termination Fee. In the event of a termination of this Agreement pursuant to Section 9.01(a) (if and only if terminated at a time when the Equity Offering has not been completed) or Section 9.01(c) (if and only if terminated at a time when the Equity Offering has not been completed), Buyer shall pay to Parent and/or Sellers, by way of compensation, a fee of $1,000,000 (collectively, the “Termination Fee”), in each case, within one (1) Business Day after the date of the termination of this Agreement by Sellers pursuant to Section 9.01(a) or Section 9.01(c) and, in the event of a termination by Buyer pursuant to Section 9.01(a), concurrently with, and as a condition precedent to, the termination of this Agreement, by wire transfer of immediately available funds to an account designated in writing by Parent and/or Sellers; provided that Buyer shall not be required to pay the Termination Fee on more than one occasion. Buyer acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Sellers would not enter into this Agreement. Accordingly, if Buyer fails promptly to pay any amount due pursuant to this Section 9.03, Buyer shall also pay any reasonable and documented costs, fees and expenses incurred by Parent and/or Sellers (including reasonable attorneys’ fees) in connection with a legal action to enforce this Agreement that results in a judgment for such amount or any portion thereof against Buyer or its Affiliates. Any amount not paid when due pursuant to this Section 9.03 shall bear interest from the date such amount is due until the date paid at a rate equal to LIBOR plus 8%. Notwithstanding anything to the contrary in this Agreement, except in the event of (i) an intentional breach by Buyer of any representation, warranty, covenant, or agreement in this Agreement or (ii) Buyer’s Fraud, if this Agreement is terminated in circumstances requiring the payment of the Termination Fee to Parent and/or Sellers, the payment in full of the Termination Fee by Buyer to Parent and/or Sellers, together with any interest, costs, fees or expenses payable, in each case in accordance with this Section 9.03, shall be the sole and exclusive remedy of Parent and Sellers against Buyer and its Affiliates, and upon such payment, except in the event of such an intentional breach or Fraud, none of Buyer or any of its Affiliates shall have any further liability or obligation (whether at Law or equity, in contract, in tort or otherwise) to Parent and Sellers arising out of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby. The Parties acknowledge and agree that (i) the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Termination Fee, if, as and when required to be paid pursuant to this Section 9.03 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate Parent and Sellers receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement; provided that payment of the Termination Fee shall not constitute liquidated damages in the case of Fraud or an intentional breach of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01.  Expenses. Except as otherwise expressly provided herein (including pursuant to Section 6.15 and Section 6.16), all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02.  Notices. All notices, requests, consents, Claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:

Ribbon Communications Inc.
4 Technology Park Drive
Westford, Massachusetts 01886
Attention: Patrick Macken, EVP and Chief Legal Officer
E-Mail: pmacken@rbbn.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834
Attention: David Allinson; Jane Greyf
E-Mail: david.allinson@lw.com; jane.greyf@lw.com

If to Buyer:          American Virtual Cloud Technologies, Inc.
1720 Peachtree Street, Suite 629
Atlanta, Georgia 30309
Attention: Thomas King, Chief Financial Officer
E-Mail: tking@avctechnologies.com

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP
Terminus 200, Suite 2500
3333 Piedmont Road, NE
Atlanta, Georgia 30305
Attention: David R. Yates; Theodore I. Blum
E-Mail: yatesd@gtlaw.com; blumt@gtlaw.com

Section 10.03.  Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) all references to currency herein shall be to, and all payments required hereunder shall be paid in, U.S. Dollars unless a different currency is specifically stated; (e) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular; (f) unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa; (g) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; and (h) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04.  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05.  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06.  Entire Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07.  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding the foregoing, Buyer may assign its rights and obligations hereunder at any time to a wholly-owned subsidiary of Buyer without the prior written consent of Sellers; provided that (i) Buyer shall remain liable for its obligations and any obligations of such subsidiary; and (ii) no such assignment without the consent of Sellers shall be permitted to the extent it would result in any incremental withholding or other Tax that is borne by Sellers or any of their Affiliates.

Section 10.08.  No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09.  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10.  Remedies. Each of the Parties acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other Parties and (ii) the other Parties would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by the other Parties without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof, which rights shall be cumulative and in addition to any other remedy to which the Parties may be entitled hereunder or at Law or equity.

Section 10.11.  Governing Law; Venue; Waiver of Jury Trial.

(a)               This Agreement and any Claim arising from or relating to this Agreement, the transactions contemplated hereby, any relief or remedies sought by any Parties hereto, and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

(b)               Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware) in any action arising out of or relating to this Agreement or any of the matters contemplated hereby. Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement in any such court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action in any such court. Each of the Parties agrees not to bring any action arising out of or relating to this Agreement or any of the matters contemplated hereby other than in any such court.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE ANCILLARY AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.11.

Section 10.12.  Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13.  Waiver of Conflicts. Latham & Watkins LLP has acted as legal counsel to Sellers and their respective Affiliates prior to the Closing (the “Prior Counsel”). The Prior Counsel intends to act as legal counsel to Sellers and their respective Affiliates (other than Buyer and its direct and indirect subsidiaries). Buyer hereby waives and agrees not to assert, on its own behalf and agrees to cause its Affiliates to waive and to not assert, any conflicts that may arise in connection with or relating to the Prior Counsel representing Sellers, its Affiliates or any of their respective officers, employees or directors (any such person, a “Designated Person”) after the Closing in any matter involving this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby, including relating to the Business. Without limiting the foregoing, Buyer and Sellers agree that, following the Closing, Prior Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement (each a “Business Dispute”) notwithstanding any representation by Prior Counsel prior to the Closing, and Buyer (on behalf of itself and its Subsidiaries (including, after the Closing, the Purchased Subsidiary)) hereby agrees that, in the event that a Business Dispute arises after the Closing between Buyer or any of its respective Subsidiaries (including, after the Closing, the Purchased Subsidiary), on the one hand, and any Designated Person, on the other hand, Prior Counsel may represent one or more Designated Persons in such Business Dispute even though the interests of such Person(s) may be directly adverse to Buyer or its Subsidiaries (including, after the Closing, the Purchased Subsidiary) and even though Prior Counsel may have represented such Purchased Subsidiary in a matter substantially related to such Business Dispute. All communications involving attorney-client confidences between Sellers or their respective Affiliates and Prior Counsel in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement (the “Counsel Communications”) shall be deemed to be attorney-client confidences that belong solely to Sellers or their respective Affiliates. Accordingly, Buyer shall not have access to any such communications, or to the files of Prior Counsel relating to its engagement, whether or not the Closing shall have occurred. Buyer (on behalf of itself and its Subsidiaries (including, after the Closing, the Purchased Subsidiary)) hereby waives and will not assert, any attorney-client or other applicable legal privilege or protection with respect to the Counsel Communications or in connection with any post-Closing representation of Sellers, including in connection with a Business Dispute with Buyer or its Subsidiaries (including, following the Closing, any Purchased Subsidiary), it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Sellers and their respective Affiliates, and that Sellers or their respective Affiliates and not Buyer or its Subsidiaries (including, after the Closing, the Purchased Subsidiary), shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection.

Section 10.14.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.15.  Bulk Sales Laws. Buyer hereby agrees to waive any non-compliance by Sellers with respect to the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state or other jurisdiction in connection with the sale of the Transferred Assets and the Purchased Interests and the other transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

Ribbon Communications Inc.

By:	/s/ Bruce McClelland
Name:	Bruce McClelland
Its:	President & Chief Executive Officer

SELLERS:

Ribbon Communications Operating Company, Inc.

By:	/s/ Miguel Lopez
Name:	Miguel Lopez
Its:	President & Chief Executive Officer

Ribbon Communications International Limited

By:	/s/ Eric S. Marmurek
Name:	Eric S. Marmurek
Its:	Director

[Signature Page to Purchase Agreement]

BUYER:

American Virtual Cloud Technologies, Inc.

By:	/s/ Darrell J. Mays
Name:	Darrell J. Mays
Its:	Chief Executive Officer

[Signature Page to Purchase Agreement]